Exhibit (a)(1)

Cadbury

higher performance, higher value

Reject Kraft's offer

HOLLYWOOD
Chewing Gum
SMILE
creme egg
HALLS
Eclairs
GREEN &BLACK'S
ORGANIC
THE NATURAL CONFECTIONERY CO.
Dentyne
Bubbaloo
Clorets
STIMOROL
Flake
Trident

In addition to this document, we have published an Investor Presentation. This presentation and the recorded webcast are available online at: www.cadburyinvestors.com
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.
This document includes the Appendices. Unless otherwise stated, the words and phrases used in this document shall have the meanings given to them in the Appendices.
If you are in any doubt about the contents of this document or the action you should take, you should seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or, if you are outside the United Kingdom, from an appropriately authorised independent financial adviser.
This document is not for release, publication or distribution in, into or from any jurisdiction where such release, publication or distribution would constitute a violation of the securities laws of such jurisdiction (each a “Restricted Jurisdiction”).
If you have sold or otherwise transferred all of your Cadbury Shares, please send this document as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, this document must not be forwarded or transmitted in or into any jurisdiction where to do so would constitute a violation of the relevant laws of that jurisdiction. The distribution of this document in or into jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. If you have sold or transferred only some of your Cadbury Shares, please retain this document and contact your stockbroker, bank or other agent through whom the sale or transfer was effected.
A copy of this document is available free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, on Cadbury’s website at www.cadbury.com, and will continue to be available for so long as the Offer remains open for acceptances.
Each of Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Limited is acting exclusively for Cadbury and for no-one else in connection with the matters referred to in this document and will not be responsible to anyone other than Cadbury for providing the protections afforded to their respective clients or for providing advice in relation to such matters.
This document has been prepared in accordance with the requirements of the City Code and is subject to disclosure and procedural requirements that are different from those under US law. Any financial figures included or incorporated in this document may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of a US company.
Except for historical information and discussions contained herein, statements contained in this document may constitute “forward looking statements”, including within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by the fact that they do not relate only to historical or current facts or by the use of the words “may”, “will”, “should”, “plan”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “goal” or “target” or the negative of these words or other variations on these words or comparable terminology. Forward looking statements involve a number of known and unknown risks, uncertainties and other factors that could cause Cadbury’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements. These forward looking statements are based on numerous assumptions regarding the present and future strategies of each business within the Cadbury Group and the environment in which they will operate in the future. Cadbury does not undertake publicly to update or revise any forward looking statement that may be made in these materials, whether as a result of new information, future events or otherwise. All subsequent oral or written forward looking statements attributable to Cadbury or any person acting on behalf of Cadbury are expressly qualified in their entirety by the cautionary statements above.
In evaluating forward looking statements, you should consider general economic conditions in the markets in which Cadbury operates, as well as the risk factors outlined in Cadbury’s most recent Form 20-F filed with the US Securities and Exchange Commission (the “SEC”) and posted on Cadbury’s website at www.cadbury.com. This document should also be viewed in conjunction with Cadbury’s periodic half yearly and annual reports and other filings filed with or furnished to the SEC, copies of which are available from Cadbury plc, Cadbury House, Uxbridge Business Park, Sanderson Road, Uxbridge UB8 1DH, United Kingdom and from the SEC’s website at www.sec.gov.
In response to the Offer, Cadbury has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Holders of Cadbury Shares and Cadbury ADSs are advised to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Cadbury are available free of charge on the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by Cadbury may be obtained free of charge by contacting Cadbury’s media or investor relations departments at Cadbury House, Uxbridge Business Park, Sanderson Road, Uxbridge UB8 1DH, United Kingdom or on Cadbury’s website at www.cadbury.com.

Nothing in this document (other than the Profit Forecast) is intended to be a profit forecast and no statement in this document should be interpreted to mean that the earnings per Cadbury Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.

reject kraft’s offer

Cadbury is a strong pure-play confectionery business with iconic brands and excellent market positions	You own a unique and valuable business which cannot be recreated

We have transformed Cadbury and are delivering ahead of our Vision into Action plan	You have invested in this transformation and are entitled to the full rewards

Kraft’s offer completely misses the value we have already created in Cadbury	Do not let Kraft steal your company

We expect the next phase of Vision into Action to deliver improved revenue growth, enhanced profitability and higher cash returns	We are committed to deliver significant further value for shareholders

Cadbury is delivering higher
performance and higher value
Do not complete any form of acceptance
Reject Kraft’s Offer     1

Letter from the Chairman

Cadbury plc Cadbury House Sanderson Road Uxbridge UB8 1DH United Kingdom
Dear Shareholder
Thank you for taking the time to read this document carefully. It contains important information which we believe is of great significance to you. Kraft has made an offer which, at latest prices, values your company at only 726p† per share. It is your Board’s belief that this offer fundamentally undervalues Cadbury and this document explains why.
Your management team has built a business with exceptional growth opportunities
We have undertaken a transformation of your business, completing a number of major acquisitions and disposals as well as the majority of our investment in a significant restructuring programme. As a result, Cadbury today is a unique pure-play confectionery business with an outstanding portfolio of iconic brands, including the number one global brands in block chocolate, gum and candy – Cadbury Dairy Milk, Trident and Halls.
Cadbury has leading market share positions across the world in all three confectionery segments. We are the number one confectionery company in the fast-growing emerging markets which account for nearly 40% of our revenues. We are also the number one player in developed markets outside of the US. On the back of these strong positions and our sharp category focus we are well positioned to deliver growth ahead of the confectionery sector as a whole and capture further market share.
Our Vision into Action plan has transformed Cadbury into a financially stronger and more competitive business
We announced our Vision into Action plan in June 2007, with the objective to strengthen the growth, profitability and capabilities of our business. Vision into Action also set out ambitious and specific targets for revenue and margins. During the last two years, we have simplified our portfolio and de-layered our organisational structure. We have also invested in state-of-the-art manufacturing and closed inefficient factories. Finally, we have strengthened our distribution in emerging markets and invested significantly in marketing and innovation.
As a result of these actions, your business has delivered well ahead of expectations. We will have delivered average annual revenue growth of around 6 per cent and increased trading margin by over 350bps for the period 2007–2009, delivering an incremental £320m of trading profit*.
We believe that further value will be delivered to shareholders over the coming two years as the full benefits of the investments we have made into Vision into Action are realised. Although almost 80% of the £750m restructuring investment has been made, only 45% of the expected annual savings have been earned to date. The realisation of annual savings is in line with our expectations, and the remainder are on target to be delivered by 2011.
Kraft’s offer fails to recognise the value we have built in your company
Kraft is only offering 11.6x Cadbury’s 2009 forecast EBITDA*. This is a very significant discount compared to the multiples of comparable transactions in the sector. Applying the same multiple of achieved profits that was proposed by Wrigley for Hershey (Cadbury’s closest peer in chocolate) or that was paid by Mars for Wrigley (Cadbury’s closest peer in gum) would imply a value for Cadbury substantially in excess of the value of the Kraft offer.
As you can see, Kraft’s offer completely fails to recognise the value we have built in your company and the level of profitability that has been achieved, never mind the strong growth we expect over the next few years.
Furthermore, the majority of the offer consideration comprises Kraft’s shares. This is unappealing and of uncertain value, as evidenced by the marked underperformance of its shares. Kraft’s latest share price of $27 is 14% below its 2001 IPO price of $31, having significantly underperformed versus its peer group over the last eight years.
2     Reject Kraft’s Offer

The next four years of Vision into Action are expected to deliver significant additional value
Building on our success to date, we are today setting out how we intend to take the business forward well beyond the original Vision into Action period. We see an exciting future in which we are now targeting higher revenue growth, stronger margins and significant cash generation over the next four years, without additional restructuring costs.
Our new long-term targets are:
> Organic revenue growth of 5–7% per annum
> Margins of 16–18% by 2013
> 80–90% operating cash conversion from 2010
Our enhanced targets alone are targeted to deliver incremental profits of around £200m in 2013, compared to our original plan. Illustratively, this is equivalent to around 130p of additional value, based on our trading multiple immediately prior to Kraft’s initial announcement.‡
Over the next few years we believe that you will see significant value creation at Cadbury as a result of our initiatives. Your current management team will continue to drive the performance of the business and deliver you the rewarding future of an independent Cadbury.
Take no action
Your Board, which has been so advised by Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank (“the Advisers”), believes that Kraft’s offer substantially undervalues Cadbury. In providing their financial advice to the Board, the Advisers have taken into account the Board’s commercial assessments.
Accordingly, the Board unanimously recommends that you should take no action in relation to the offer and do not sign any document which Kraft or its advisers send to you. Your Directors will not be accepting Kraft’s offer in respect of their own beneficial shareholdings.
We will write to you again during the course of the offer to keep you informed of any further developments.
Yours sincerely,
Roger Carr, Chairman
14 December 2009

*	This statement includes a 2009 profit forecast which has been reported on for the purposes of the Takeover Code (See Appendix 2).

†	See ‘sources and bases’ for detailed explanation.

‡	See ‘sources and bases’ for a detailed explanation of how this illustrative calculation has been determined.
Reject Kraft’s Offer     3

Cadbury is a strong
pure-play confectionery business
with iconic brands...
No. 1 global brands in all three confectionery categories
>	We hold the global number one positions in block chocolate, gum and candy. These three brands account for around a third of our revenues

no.l global brand

no.l global brand

no.l global brand
Pure-play confectionery model with an outstanding brand portfolio
>	Cadbury’s business model is driven by our unique portfolio of strong local and regional brands, providing leading market share positions across the world in all three confectionery segments

Chocolate	Gum	Candy

4     Reject Kraft’s Offer

...and excellent
market positions
No. 1 in high growth emerging confectionery markets
>	We hold the global number one position in emerging confectionery markets – these markets comprise around 40% of our revenues

>	Our unrivalled distribution capabilities continue to deliver above-market growth

*	Compound annual growth rate

No. 1 in developed markets outside the United States

>	We hold leadership positions in our top five developed markets of UK, US, Australia, France and Canada. These geographies account for nearly 80% of our developed markets revenue
Reject Kraft's Offer     5

We have
transformed
Cadbury and are delivering ahead of plan
In June 2007, we announced our Vision into Action plan
The key elements were:

Key achievements:

Driving growth in focus brands	>	8% annual growth in revenues from our top three global brands which represent one third of our revenue

Strengthening our route to market networks in emerging markets	>	2,000 new distribution routes added to our Mexican business in 2008
	>	A further 137,000 new outlets in India in the last two years

Investing more in marketing and innovation	>	Almost trebled total spend on marketing and R&D between 2002 and 2009
	>	Innovation now accounts for 14% of revenues up from 6% in 2003

Simplifying our organisational structure	>	180bps improvement in SG&A since 2007 driven by ‘delayering’ of the organisation

Investing in state of the art manufacturing	>	Around £200m spent to create centres of excellence in Poland (gum and chocolate), Australasia (chocolate and candy) and Bournville, UK (block chocolate)

Closing plants to improve efficiency	>	15% reduction in the number of facilities on track for 2011 – we have announced the closure of 5 plants to date since 2007, our vision into
action plan has created an
exceptional platform for growth
6     Reject Kraft’s Offer

Highlights of Vision into Action 2007–2009

Revenue	+£l.3bn	Increased revenue by around £1.3bn since 2007

Margin	+350bps*	Grew trading margin by 350bps since 2007

Profit	+£320m*	Increased trading profit by around £320m since 2007

We have delivered against our targets

Target	Achieved

4–6% organic revenue growth	7% growth in 2008, with forecast growth for 2009 of around the middle of our target range on a constant currency basis

Confectionery share gain	Further gains in 2008 and first half of 2009

Mid-teens trading margin by 2011	Forecast 2009 trading margin of 13.3%* – around two thirds of the improvement towards 2011 target has been delivered, despite being only half way through our plan

Strong dividend growth	Dividend grew by 6% in 2008 and 8% in H1 2009

Efficient balance sheet	Forecast 2009E net debt/EBITDA* of approximately 1.5x and a BBB credit rating

Growth in ROIC	ROIC increased 110bps in 2008 with further strong growth in 2009

*	This statement includes a 2009 profit forecast which has been reported on for the purposes of the Takeover Code (See Appendix 2).
Reject Kraft’s Offer     7

performance
driven

Our unique culture and values drive our performance
We know that ‘doing good is good for business’. Our unique culture and deep-seated values are part of our identity and integral to our success. For 185 years Cadbury has built on these strong principles to become a leader in both business and in corporate responsibility. Today, more than ever, people want to work for, do business with and buy from a company like Cadbury.
Our values are at the heart of the way we work today and underpin our future success.
>	passionate colleagues determined to win and be the best

>	a company customers and suppliers want to do business with

>	brands, people and practices that consumers love and respect

>	connected to our communities and in touch with trends

>	upholding the highest corporate governance standards
World class capabilities
>	Our culture and values ensure we attract the best people – and get the best out of them. We are developing world-class talent and capability across our business, especially in emerging markets

Expert
Specialists in our sector, with deep insights and experience.

Agile
Fast and focused, applying successful ideas across markets to win.

Committed
Energised colleagues, determined to deliver.

8     Reject Kraft’s Offer

values
led
Sustainable value from our values
>	Our sustainability commitments are integrated into our business plan to create value and competitive advantage, helping to strengthen our business, build our reputation and motivate our people

Ethical sourcing	>	Targeting 350 million Cadbury Dairy Milk bars to carry Fairtrade, adding value to the brand and the consumer
	>	100 farming communities active in the Cadbury Cocoa Partnership adding value to our supply chain

Environment	>	Targeting 10% reduction in absolute carbon emissions by 2011
	>	c.20% water reduction since 2006
	>	Award-winning eco packaging launched for key seasonal and gifting lines

Responsible consumption	>	97% of our portfolio carries nutritional labelling
	>	40% of our portfolio is defined as a ‘wellbeing choice’ including sugar free, natural, organic, fortified and portion controlled options

Energised colleagues	>	Top quartile performance on colleague commitment and engagement compared to our benchmark companies*
	>	83% of colleagues rate Cadbury as ‘a great place to work’
	>	88% of colleagues say they are ‘proud to work’ at Cadbury

*	2008 climate survey of employees

Reject Kraft’s Offer     9

Kraft’s offer completely
misses the value
we have already created in Cadbury

Kraft has failed to recognise the appropriate valuation multiple for a confectionery business
Kraft’s offer represents a multiple of only 11.6x Cadbury’s 2009 profits (earnings before interest, tax, amortisation and depreciation, or “EBITDA”)*. Comparable confectionery transactions have taken place at a multiple of between 14.3x and 18.5x historical EBITDA.
Hershey and Wrigley, as Cadbury’s closest peers in chocolate and gum respectively, have been valued at multiples that reflect the attractiveness of these confectionery categories.

chocolate (46% of Cadbury revenue)	15.5x	Historical EBITDA proposed, for Hershey by Wrigley (not completed)

gum (33% of Cadbury revenue)	18.5x	Historical EBITDA paid for Wrigley by Mars
applying the multiples paid for our closest peers in chocolate and gum would imply a value substantially in excess of kraft’s offer
*  Cadbury’s 2009 EBITDA will have been achieved, and so will be historical, by the conclusion of Kraft’s offer period (i.e. Day 60). This statement includes a 2009 profit forecast which has been reported on for the purposes of the Takeover Code (See Appendix 2).
†  See ‘sources and bases’ for detailed explanation.
10     Reject Kraft’s Offer

The premium implied in Kraft’s initial proposal was low
and has since been eroded

Kraft Since Kraft made its initial proposal, its share price has fallen 5%, reducing the value of its offer by 3%.

-5%	-3%

Kraft’s share price	Value of the offer

Cadbury/market In the same period, equity markets and share prices of Cadbury’s peers have risen substantially and Cadbury has announced its strong Q3 results.
+7%	+11%

FTSE 100	Cadbury peer group†

The majority of the consideration comprises Kraft’s shares
>	For UK shareholders, Kraft is only offering 300p in cash per Cadbury share, with the remainder of the consideration requiring you to swap Cadbury shares for “CREST depositary interests” in Kraft stock

>	In light of Kraft’s historical performance as custodians of shareholder value – their stock today trades below its IPO price from more than eight years ago – we believe this is highly unappealing kraft’s business model is unappealing
and its stock is of uncertain value
Reject Kraft’s Offer     11

Vision into Action plan
2010-2013

‘We are now two years into our Vision into Action plan and are making excellent progress. In addition to delivering against the targets we set, we have transformed the organisation and its capabilities through restructuring and investment.
We have great confidence in the potential of your transformed company. We have worked through our plans for the next four years and are now setting out our improved targets for growth, profitability, cash generation and returns. These targets take us well beyond what we targeted in Vision into Action without any incremental restructuring costs.
Your management team is as committed to these targets as they were to the original Vision into Action plan. We are confident in our ability to deliver and enhance value for Cadbury and our shareholders.’
Todd Stitzer, CEO

higher performance,
higher value
12     Reject Kraft’s Offer

upgraded
targets

Organic Revenue Growth 5–7% per annum	We are increasing our long-term revenue growth target to
5–7% per year. This reflects our confidence in continued growth from our emerging markets, our focus on high potential brands, consumer-led innovation and further development of our distribution network.

Trading Margin 16–18% by 2013	We are ahead of plan to deliver our original Vision into Action target of mid-teens margin by 2011. New initiatives that focus on leveraging the benefits of our category-led model drive our upgraded margin target of 16–18%.

Operating Cash Conversion 80–90% from 2010	The business is expected to be highly cash generative, enabling us to invest further in the business, increase returns to shareholders and reduce debt.

Improve ROIC >300bps by 2013	Significantly enhanced returns are expected to be delivered through the combination of improving profitability and disciplined capital management.

Dividend Growth double digit	The expected increased cash flow will allow us to increase our dividend growth rate. We are committed to deliver double digit dividend growth from 2010 onwards.
Reject Kraft's Offer     13

Improved
revenue growth
targets

Capitalising on our strong
platform in emerging markets
> Emerging confectionery markets have grown historically by approximately 10% per annum
> In many countries, confectionery is seen as an aspirational treat and as a reflection of increasing disposable income
> We expect this growth to continue in the future, driven by further increases in per capita consumption and improved distribution

* BRIC markets refer to the four largest emerging
economies of Brazil, Russia, India and China

Our emerging markets businesses are driving our growth
> We have grown our revenue 12% organically per annum in emerging markets over the last five years – 200bps per annum above the market. On a reported basis, including acquisitions, we have grown our emerging markets revenue at 17% per annum

Emerging markets will
continue to increase as
a proportion of our business
> The natural shift in the mix of our business towards emerging markets is expected to improve our overall growth profile
> By 2013, emerging markets are expected to represent around 45% of Cadbury’s revenues, with developed markets representing the remaining 55%

14	Reject Kraft’s Offer

Key operational drivers of our increased growth

Focusing on advantaged brands
> We plan to capitalise on our key growth trends such as:
– Chocolate: Fairtrade, sharing, premium and gift packs
– Gum: functional characteristics such as refreshment and dental care
– Candy: better-for-you and indulgent segments
Centre-filled gum now in 20 countries Fairtrade Dairy Milk on track for launching in 5 key chocolate markets

Investing in consumer-led innovation
> Our plan assumes an ongoing innovation rate of around 15% (proportion of revenues from new products and product extensions)
> We already have successfully increased this from 6% in 2003 to 14% in 2008
Dairy Milk Shots launched in India in 2008 Halls Creamy launched in 2008

Strengthening distribution further
> Continued improvements to our distribution strength are expected to lead directly to increased market share
> Past experiences provide strong evidence of success
– UK impulse share up 220 bps
– Mexico gum share at record 82.5%
– Brazil retail coverage up 15% since 2007 to 240,000 outlets
Transformation of our UK route to market in 2008 and 2009 Strengthening our route to market in Brazil in 2008 and 2009

Expanding into ‘white space’
> We have identified numerous opportunities to expand into new categories in existing markets and adjacent territories
> Our targets include only the benefit of organic expansion, but we have an excellent track record of “white space” acquisitions, an upside to our plan
Green & Black’s expansion to the US Intergum acquisition in Turkey

Reject Kraft’s Offer	15

Enhanced
profitability
targets

We have identified further
improvements across our
existing cost base
The table below sets out the key initiatives
underlying our planned margin increase
from 13.3%* in 2009 to our upgraded target
of 16–18% by 2013.

			Expected
	% of 2009E	Margin Impact	Margin Impact
	Revenue	2007–09E	2010–13E	Drivers of Change in 2010–2013

Cost of Goods Sold	53%	100 bps improvement	150–250bps improvement	> Manufacturing efficiencies via product standardisation and continuous improvement programme, following our successful network rationalisation
				> Step change improvement in supply chain capabilities
				> Procurement savings through leveraging global scale

Sales, General & Administration	18%	180 bps improvement	200–300bps improvement	> Underlying SG&A growth to be constrained below inflation, providing substantial operating leverage > Further Continental European restructuring

Marketing	10%	Broadly unchanged	Increase 50–75bps	> Increase in marketing spend to drive growth > Significant increase in marketing effectiveness with focus on key brands and consumer segments

Business Improvement Costs	0.5%	Broadly unchanged	Increase 25–50 bps
> These are the only costs required to implement the next phase of
Vision into Action and are embedded in our margin target
> There will be no incremental below the line restructuring costs beyond those previously announced as part of Vision into Action or required as part of acquisitions and disposals

Other Costs	5%	75 bps[1] improvement	Broadly flat

Total Margin Improvement		350 bps*

2009E Trading Margin				2013 Trading Margin Target

[1]	As a result of logistics and distribution efficiencies and the impact of the Australia Beverages disposal.

*	This statement includes a 2009 profit forecast which has been reported on for the purposes of the Takeover Code (See Appendix 2).

16	Reject Kraft’s Offer

Higher
cash generation

The next four years of Vision into Action are expected to be highly cash generative	The combination of our improved revenue and margin targets, together with our commitment to reduce capital expenditure and restructuring charges, are expected to enable us to convert almost all of our profit into operating cash flow.

>	Capital expenditure at around 4 – 5% of revenue

>	No incremental “below the line” restructuring charges
Converting 80–90% of trading profit into operating cash flow from 2010 onwards

Substantial cash generation will be available to create value for shareholders reinvesting in the business

cash returns to shareholders

reducing debt

Targeting around £700m per annum of free cash flow by 2013

Reject Kraft’s Offer	17

Our enhanced long-term
targets

Organic revenue growth per year	5–7%

Trading margin by 2013	16–18%

Operating cash conversion from 2010	80–90%

Improve ROIC by 2013	>300bps

Dividend growth	double digit
We are committed to deliver this significant further value to shareholders

18	Reject Kraft’s Offer

reject kraft’s offer

Cadbury is a strong pure-play confectionery business with iconic brands and excellent market positions	You own a unique and valuable business which cannot be recreated

We have transformed Cadbury and are delivering ahead of our Vision into Action plan	You have invested in this transformation and are entitled to the full rewards

Kraft’s offer completely misses the value we have already created in Cadbury	Do not let Kraft steal your company

We expect the next phase of Vision into Action to deliver improved revenue growth, enhanced profitability and higher cash returns	We are committed to deliver significant further value for shareholders

Cadbury is delivering higher
performance and higher value
Do not complete any form of acceptance

Reject Kraft’s Offer	19

sources
and
bases
Sources of Information and Bases of Calculation

Nothing in this ‘sources and bases’ section (other than the Profit Forecast) is intended to be a profit forecast and no statement in this ‘sources and bases’ section should be interpreted to mean that the earnings per Cadbury Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.
The relevant sources of information and bases of calculation are provided below in the order in which such information appears in this document. Where such information is repeated in this document, the underlying sources and bases are not repeated.
a)	Unless otherwise stated in this document:
(i)	All financial information relating to Cadbury has been extracted or derived (without any adjustments) from either annual reports and accounts of Cadbury, other information made publicly available by Cadbury, Cadbury’s management sources or the Profit Forecast set out in Appendix 2 of this document;

(ii)	All information regarding the Offer is sourced from the Offer Documents dated 4 December 2009 and any other public material made available by Kraft;

(iii)	Values stated throughout this document have been rounded and are given to the stated number of decimal places;

(iv)	Information contained in this document regarding market share, market size, market position and market growth in the global and regional chocolate, gum, candy or total confectionery markets is sourced from Cadbury’s management estimates and calculations based upon data from Euromonitor Passport, AC Nielsen and Information Resources Inc (IRI), peer company annual reports and other public filings;

(v)	References to trading profit refer to underlying operating profit and references to trading margin and margin refer to underlying operating margin, as mentioned in Appendix 2 of this document.
b)	The reference to 726p per share is based on the 300p cash per Cadbury share and 0.2589 new Kraft shares per Cadbury share, as stated in Kraft’s Offer Document. The value of 0.2589 new Kraft shares per Cadbury share is calculated based on Kraft’s closing share price of US$26.71 on 9 December 2009 (being the latest practicable date prior to the publication of this document) as quoted by NYSE and an exchange rate of US$1.62185 to £1.00 on 9 December 2009 (being the latest practicable date prior to the publication of this document) as quoted by WM (The World Markets Company) / Reuters.

c)	The reference to Cadbury having the number one global brands in block chocolate, gum and candy – Cadbury Dairy Milk, Trident and Halls – is based on the 2008 retail sales value of the global brand name from Euromonitor translated at current year exchange rates.

d)	The reference to Cadbury being the number one confectionery company in emerging markets is based on Cadbury’s 2008 retail sales value (translated at current year exchange rates) for all of the markets in the world, including for example Brazil, Russia, India and China, but excluding the US and the developed markets listed below, divided by the retail sales value (translated at current year exchange rates) for the same set of markets, sourced from Euromonitor.

e)	The reference to Cadbury being the number one confectionery company in developed markets outside of the US is based on Cadbury’s 2008 retail sales value (translated at current year exchange rates) in the following markets: Austria, Australia, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Spain, Sweden, Switzerland and the UK, divided by the retail sales value (translated at current year exchange rates) for the same set of markets, sourced from Euromonitor.

f)	The reference to average annual revenue growth of around 6% for the period 2007-9 is based on the 7% annual revenue growth for the year ended 2008 sourced from Cadbury’s full year 2008 results presentation, dated 25 February 2009, and the middle of the range of the revenue growth target as per the Profit Forecast published in Cadbury’s Q3 Interim Management Statement dated 21 October 2009.

20     Reject Kraft’s Offer

g)	The reference to increased margins by over 350 basis points (bps) for the period 2007-9 is based on Cadbury’s estimated margin improvement from 9.8%, as reported in Cadbury’s FY 2007 results presentation dated 19 February 2008, to 13.3%* for the year ending 31 December 2009, including the impact of foreign exchange rate movements during the period. The table below sets out further detail. Data on margin (%) is rounded to the nearest tenth of one percent and improvement (bps) is rounded to the nearest 5 bps.

	Margin	Improvement
	(%)	(bps)		Source

FY 2007	9.8%			FY 2008 Results
Sale of Australia				Presentation
Beverages		30bps		(February 2009)
FY 2007 Re-presented	10.1%

Constant currency				FY 2008 Results
improvement (2008)		150bps		Presentation
Foreign exchange (2008)		30bps		(February 2009)
FY 2008	11.9%

Constant currency improvement (2009)		135bps	*
Foreign exchange (2009)		15bps	*

Improvement to FY 2009 (incl. FX)	13.3%	>350bps	†

†	Note: The table does not add exactly to the >350bps improvement, due to the rounding stated above.
h)	The reference to an incremental £320m of trading profit for the period 2007-9 is based on Cadbury’s reported underlying profit from continuing operations of £473m for the year ended 2007, as re-presented in Cadbury’s annual report for the year ended 2008, and Cadbury’s underlying profit from operations of £794m* for the year ending 2009, based on the Profit Forecast.

i)	The reference to £750m of restructuring investment related to Vision into Action is based on Cadbury’s estimated exceptional restructuring charge of £550m, as announced in the half year 2009 results presentation dated 29 July 2009 and £200m in capital expenditure, announced in the investor update presentation dated 19 June 2007.

j)	The reference to approximately 80% of the £750m restructuring investment (exceptional restructuring charge and related capital expenditure) having been made to date but investors have only received approximately 45% of the expected annual savings is based on Cadbury’s internal management estimates.

k)	The reference to the 11.6x Cadbury’s 2009 forecast EBITDA* multiple is based on the value of Kraft’s offer for the entire issued and to be issued share capital, plus Cadbury’s estimated adjusted net debt, all divided by Cadbury’s estimated EBITDA for the year ending 2009, the sources for which are set out as below:
(i)	The offer value of £10.3bn is based on the following:

–	300p in cash per Cadbury share and 0.2589 new Kraft shares per Cadbury share as per the Offer Document;

–	Kraft’s closing share price of US$26.71, as quoted by NYSE on 9 December 2009 (being the latest practicable date prior to the publication of this document);

–	Exchange rate of US$1.62185 to £1.00, as quoted by WM/Reuters on 9 December 2009 (being the latest practicable date prior to the publication of this document);

–	Cadbury’s issued and to be issued share capital is based on 1,372,762,047 Cadbury shares in issue as at 8 December 2009 as disclosed by Cadbury in its Regulatory Information Service announcement made in accordance with Rule 2.10 of the Takeover Code dated 8 December 2009 and up to a further 40,636,259 Cadbury options and shares that could be issued to satisfy the exercise and vesting of options and awards under the Cadbury share schemes as at the close of business on 9 December 2009 (being the latest practicable date prior to the publication of this document).

(ii)	Estimated adjusted net debt of £1,369m as of 31 December 2009 is based on:

–	Estimated unadjusted net debt of £1,494m as of 31 December 2009 as per Cadbury’s management estimates and forecast foreign exchange rates as per the Profit Forecast;

–	Less book value of associates of £28m and trade investments of £1m plus minority interest of £20m, estimated as of 31 December 2009 as per Cadbury’s management estimates and forecast foreign exchange rates as contained in the Profit Forecast. The estimated book value of associates is principally comprised of Cadbury’s 20% stake in Camelot;

–	Less £105m which would be received from the exercise of options pursuant to the adjustment to the number of shares as stated in (i) above. It should be noted that in the Offer Document, Kraft appears to have used an inconsistent methodology which adjusted the number of shares outstanding for the full number of options but did not make any corresponding adjustment to net debt for receivable proceeds from exercise of these options;

* This statement includes a 2009 profit forecast which has been reported on for the purposes of the Takeover Code (See Appendix 2).
Reject Kraft’s Offer     21

Sources and Bases continued
–	Less £11m which would be received from the 1,542,401 shares held by the Cadbury Share Ownership Trust pursuant to the adjustment to the number of shares as stated in (i) above.

(iii)	EBITDA of £1,004m* is based on an underlying profit from operations of £794m* plus underlying depreciation and amortisation of £210m as per the Profit Forecast. All figures are adjusted for the effect of currency based on year to date foreign exchange rates.
l)	The reference to the value for Cadbury being substantially in excess of the value of Kraft’s offer is based on the application of the 15.5x Wrigley/Hershey multiple (proposed, not completed) and the 18.5x Mars/Wrigley multiple to Cadbury’s estimated EBITDA* for the year ending 2009, less Cadbury’s estimated adjusted net debt, all divided by Cadbury’s issued and to be issued share capital as of 31 December 2009 as referenced in (k) above, resulting in a value of 1,004p – 1,217p per Cadbury share.
(i)	Wrigley / Hershey (2002 – proposed, not completed): The multiple of 15.5x EBITDA for the twelve month period ended 30 September 2002 is calculated based on the same methodology detailed above in (k) used to calculate the 11.6x Cadbury’s 2009 forecast EBITDA multiple. The proposed transaction value used to calculate the multiple is based on numerous media sources dated 18 September 2002 quoting Robert Vowler, (then Hershey Trust Co. Chairman and Chief Executive) that the Board had rejected Wrigley’s US$89 per Hershey share offer. The underlying EBITDA of US$852m for the twelve months period ended 30 September 2002 is based on Hershey’s 10-Q for the period ended 30 September 2002 and 10-K for the period ended 31 December 2001. Hershey commenced a sale process on 25 July 2002 which terminated on 18 September 2002, based on official press releases published in 2002 on Hershey’s corporate website;
(ii)	The reference to Hershey being the closest peer to Cadbury in chocolate is based on Cadbury’s view that Hershey is the largest publicly listed confectionery company that is focused on chocolate;

(iii)	Mars / Wrigley (2008): The multiple of 18.5x EBITDA for the twelve month period ended 31 March 2008 is calculated based on the same methodology detailed above in (k) used to calculate the 11.6x Cadbury’s 2009 forecast EBITDA multiple. The transaction value used to calculate the multiple is based on Mars’ US$80 per share offer, stated in Mars’ official press release relating to the

*	This statement includes a 2009 profit forecast which has been reported on for the purposes of the Takeover Code (See Appendix 2).
transaction dated 28 April 2008. The underlying EBITDA of US$1,253m for the twelve month period ended 31 March 2008 is based on Wrigley’s 10-K for the period ended 31 December 2007 and Wrigley’s 10-Q for the period ended 31 March 2008. The 18.5x multiple is consistent with the multiples quoted by both William Blair and Goldman Sachs in Wrigley’s proxy statement dated 4 August 2008 incorporating their opinions delivered to Wrigley’s Board of Directors on 27 April 2008 and 28 April 2008 respectively;

(iv)	The reference to Wrigley being the closest peer to Cadbury in gum is based on the fact that Wrigley and Cadbury are the two leading players in the global gum market, with the third largest player having a market share below 7%. Wrigley had a market share of 36% and Cadbury had a market share of 29% in 2008 by retail sales value, sourced from Euromonitor;

(v)	The comparability of precedent transaction multiples is affected amongst other things by the availability of detailed public financial information and the dates of the transaction announcements and closing versus the dates of the available historical financials.
m)	The reference to the marked underperformance of Kraft’s shares is based on Kraft’s initial public offer price of US$31.00 on 13 June 2001 and the closing share price of US$26.71 on 9 December 2009 (being the latest practicable date prior to the publication of this document, sourced from NYSE). See part (y) below for further detail.

n)	The statement that Cadbury’s enhanced targets alone are targeted to deliver incremental profits of around £200m in 2013 compared to the original plan is based on an illustrative calculation assuming a 100bps increase in the compound annual revenue growth rate for the period 2010-13 to the midpoint of Cadbury’s new long-term revenue growth target of 5-7%, and a 200bps increase in the margin for the year ending 2013 to the midpoint of Cadbury’s new margin target of 16-18% by 2013.

o)	The statement that incremental profits of around £200m in 2013 is equivalent to around 130p of additional value is based on the application of an illustrative trading multiple of 9.4x to around £200m and the division of the derived value by Cadbury’s fully diluted number of shares, as referenced above. The illustrative trading multiple of 9.4x is based on Cadbury’s share price of 568p on 4 September 2009 immediately prior to Kraft’s Rule 2.4 announcement, Cadbury’s issued and to be issued share capital as referenced above, Cadbury’s estimated EBITDA* for the year ending 2009 as per the Profit Forecast and estimated adjusted net debt as per management estimates.

22     Reject Kraft’s Offer

p)	The revenue numbers shown for South America, India and Southern Africa are all sourced from Cadbury’s internal management accounts for the years ended 2004-8 and Cadbury’s management estimates for the year ending 2009. Southern Africa is defined as South Africa, Botswana, Namibia, Mozambique, Angola, Malawi and Kenya.

q)	The references to the market shares (rounded to the nearest percentage points) in Cadbury’s top five developed markets are sourced as follows:
(i)	UK: AC Nielsen 52 weeks ending 31 October 2009;

(ii)	US: Information Resources Inc 52 weeks ending 15 November 2009;

(iii)	Australia: AC Nielsen 52 weeks ending 31 October 2009;

(iv)	France: AC Nielsen 52 weeks ending 8 November 2009;

(v)	Canada: AC Nielsen 52 weeks ending 24 October 2009.
All category shares are based on retail sales value and total coverage (all relevant trade channels measured by the data provider in any particular market).

The reference to the Number 1 and Number 2 positions in category shares of chocolate, gum and candy in UK, US, Australia, France and Canada is based on company shares ranking by retail sales value denoted in local currency in each market. The data source for each market is the same as identified above.

r)	The reference to an increase in revenue of around £1.3bn for the period 2007-9 is based on the difference between Cadbury’s reported revenue of £4,699m for the year ended 2007, as re-presented in Cadbury’s annual report for the year ended 2008, and the middle of the range of the revenue growth target as per the Profit Forecast, published in Cadbury’s Q3 Interim Management Statement dated 21 October 2009, including the additional impact of exchange rate movements during the period.

s)	The reference to the forecast trading margin of 13.3%* and around two thirds of the improvement towards the 2011 target having been delivered, is based on Cadbury’s forecast improvement from 2007-09 of 350bps from Cadbury’s reported trading margin of 9.8% for the year ended 2007 sourced from Cadbury’s FY 2007 results presentation dated 19 February 2008, versus an assumed Vision into Action target of c. 500bps in the original Vision into Action plan.

*	This statement includes a 2009 profit forecast which has been reported on for the purposes of the Takeover Code (See Appendix 2).
t)	The reference to the margin improvement being ahead of plan is based on Cadbury’s reported margins for the years ended 31 December 2007 and 2008 and Cadbury’s forecast margin for the year ending 31 December 2009, compared to the internal plan which Cadbury’s Board of Directors approved in June 2007 in conjunction with the announcement of Vision into Action to the public.

u)	The bases of the references to the multiples of EBITDA of precedent transactions not detailed above are as follows:

The sample of precedent transactions has been chosen based on transactions within the confectionery sector announced within the last decade with transaction values greater than US$500m, sourced from database searches from Thomson Reuters SDC and Dealogic. The comparability of precedent transaction multiples is affected amongst other things by the availability of detailed public financial information and the dates of the transaction announcements and closing versus the dates of the available historical financials. The precedent transaction multiples are calculated based on the same methodology used to calculate the 11.6x Cadbury’s 2009 forecast EBITDA multiple as detailed in (k) above.
(i)	Perfetti / Van Melle (2001): The 17.0x EBITDA multiple was quoted as the multiple of earnings before interest, taxation, depreciation and amortisation for the year ending 31 December 1999 in Perfetti’s Offer Document dated 15 January 2001. This is the most recent publicly available data for the EBITDA of Van Melle prior to the transaction;

(ii)	Cadbury / Adams (2002): The 14.3x EBITDA multiple is based on the US$4.2bn sale price quoted in Cadbury’s and Pfizer’s official press releases relating to the transaction dated 17 December 2002 and the underlying EBITDA for the twelve month period ended 31 December 2001. This represents the relevant multiple to the seller (Pfizer) in the transaction as it is not adjusted for a US$450m tax benefit. This tax benefit was created as a result of the transaction (asset write-up) and only accrued to Cadbury, as the buyer. It did not have an equivalent negative impact on Pfizer;

(iii)	Wrigley / Kraft Candy (2004): The circa 15.0x EBITDA multiple is based on a transaction value of approximately US$1.5bn sourced from Kraft’s press release relating to the transaction dated 15 November 2004 and an EBITDA quoted from an article in The Wall Street Journal dated 15 November 2004: “The sale... unloads brands that generated for Kraft roughly $500 million in sales and just under $100 million in earnings before interest, taxes, depreciation and amortization”.

Reject Kraft’s Offer     23

Sources and Bases continued

v)	The statement that Kraft’s share price has fallen by 5% since its initial proposal, reducing the value of its offer by 3%, is based on Kraft’s closing share prices of US$28.10 and US$26.71 and exchange rates of US$1.6346 and US$1.62185 to £1.00, as quoted by NYSE 2009 and WM/Reuters, respectively, on 4 September 2009 and 9 December 2009 (being the latest practicable date prior to the publication of this document), respectively.

w)	The reference to the 7% increase in the UK equity market is based on the development of the FTSE 100 from 4,852 on 4 September 2009 to 5,204 on 9 December 2009 (being the latest practicable date prior to the publication of this document), sourced from Datastream.

x)	The reference to the 11% increase in Cadbury’s peer group share price is based on the development of an equally-weighted index comprised of Campbell Soup Company, Colgate-Palmolive Company, Groupe Danone, General Mills Inc, H. J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Kraft Foods Inc, Lindt & Sprungli AG, Nestlé SA, PepsiCo Inc., Procter & Gamble Company, Reckitt Benckiser Group PLC, Sara Lee Corporation, and Unilever PLC, from 4 September 2009 to 9 December 2009 (being the latest practicable date prior to the publication of this document). All share price data are based on local currency and sourced from Datastream.

y)	Data presented on the share price and total shareholder return performance charts for Kraft in USD, Kraft in GBP and Kraft’s Peer Group is sourced from Datastream. Kraft’s Peer Group is based on the development of an equally-weighted index comprised of Kraft’s peers as defined in Kraft’s 10-K filing for the year ended 31 December 2008 (including Cadbury plc, Campbell Soup Company, The Clorox Company, The Coca-Cola Company, Colgate-Palmolive Company, ConAgra Foods Inc, Diageo PLC, General Mills Inc, Groupe Danone, H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nestlé SA, PepsiCo Inc, Procter & Gamble Company, Sara Lee Corporation and Unilever N.V.). The share price performance refers to the period from 13 June 2001 (IPO date of Kraft) to 4 September 2009 (being the last trading day prior to Kraft’s Rule 2.4 announcement on 7 September 2009). Total shareholder return data sourced from Datastream assumes gross dividends are re-invested to purchase additional units of equity at the closing price applicable on the ex-dividend date.

z)	Operating cash flow is defined as trading profit plus depreciation net of capital expenditure and change in working capital. This excludes the impact of exceptional restructuring charges and payments. There will be no incremental below the line restructuring costs beyond those previously announced as part of the Vision into Action or those incurred as a direct result of acquisitions and disposals.
aa)	The reference to the £700m per annum by 2013 of free cash flow is based on Cadbury’s internal management estimates. Free cash flow is defined as operating cash flow as referenced in (z) above, after exceptional restructuring charges and payments, net cash interest paid and net cash taxes paid.

bb)	The reference to the per capita annual consumption chart on retail volume for India, Western Europe and BRIC (tonnes – kg per capita) within the confectionery category is based on 2008 data on retail sales volume from Euromonitor.

cc)	The reference to the huge potential for emerging market growth in confectionery is based on the approximately 10%, rounded to the nearest percentage, five years compounded annual growth of emerging market retail sales value up to 2008 from Euromonitor – definition of emerging markets as per point (d) and the 12% five years compounded annual growth of Cadbury’s emerging market sales value up to 2008 sourced from Cadbury’s internal management accounts. The reference to Cadbury’s emerging markets revenue growth at 17% per annum (including acquisitions) is based on Cadbury’s internal management accounts.

dd)	The reference to the total UK impulse share (which includes multiples and independents) up 220 bps is based on AC Nielsen for the period twenty-six weeks up to 27 June 2009. Mexico gum share at record 82.5% is based on market share data from Nielsen in August 2009.

ee)	The percentages of 2009E revenue shown for the listed cost items are based on Cadbury’s management estimates, underlying the Profit Forecast. The percentages are calculated on an actual currency basis, and are rounded. The bps margin improvement shown for the listed cost items for the period 2007-9 is based on the estimated percentage breakdown for the year ending 2009, as referenced above, and the percentage breakdown for the year ended 2007, which is sourced from Cadbury’s internal management accounts, and excludes the results of Australia Beverages. The bps margin improvements are calculated on the difference of percentages for the respective years and are rounded.

24     Reject Kraft’s Offer

higher performance, higher value

Reject Kraft's offer

For further assistance call the Shareholder Helpline:

> UK and European Investors (toll free) on

00800 5464 5464

> US retail investors (toll free) on

1 (800) 859 8508

> Worldwide investors on

+1 (718) 439 2246

You should be aware that the Shareholder Helpline cannot provide any financial, legal or taxation advice in connection with the Offer nor any advice on the merits of the Offer.

Cadbury plc
Cadbury House, Uxbridge Business Park,
Sanderson Road, Uxbridge UB8 1DH
Registered in England No. 6497379
For further assistance call the Shareholder Helpline:
UK and European Investors (toll free) on 00800 5464 5464
US retail investors (toll free) on 1 (800) 859 8508
Worldwide investors on +1 (718) 439 2246

Cadbury

higher performance, higher value

Reject Kraft's offer

Appendices

appendix 1
Additional information

1. Responsibility
The Directors accept responsibility for the information contained in this document, save that the sole responsibility accepted by the Directors in respect of information relating to Kraft contained in this document has been to ensure that such information has been correctly compiled from published sources and is correctly and fairly reproduced and presented.
Subject to the aforesaid, the Directors confirm that to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and, where appropriate, does not omit anything likely to affect the import of such information.
2. Company details
The Company, which is the subject of the Offer, is incorporated and registered in England and Wales as a public limited company with its registered office, being the location of its principal executive offices, at Cadbury House, Sanderson Road, Uxbridge, UB8 1DH, United Kingdom. The Company’s telephone number at this address is +44 (0)1895 615000 and its website address is www.cadbury.com.
The telephone numbers for general Offer-related enquiries are:
>	UK and European investors (toll free): 00800 5464 5464

>	US retail investors (toll free): 1 (800) 859 8508

>	Worldwide investors: + 1 (718) 439 2246
3. Share capital
The title of the class of equity securities to which the Offer relates is ordinary shares of 10 pence each in the Company (the “Cadbury Shares”) and American depositary shares, each representing four Cadbury Shares (the “Cadbury ADSs”). As at the Latest Practicable Date, there were 1,372,762,047 Cadbury Shares (including Cadbury Shares represented by Cadbury ADSs) issued and outstanding and a maximum of a further 40,636,259 Cadbury Shares were issuable or otherwise deliverable in connection with the vesting of outstanding share awards of Cadbury.
4. Background to the Offer
Overview
This document relates to the unsolicited offer by Kraft Foods Inc. (“Kraft”), a Virginia corporation, as disclosed in the Offer Document posted to Shareholders on 4 December 2009 and the US Offer Document filed with the SEC on 4 December 2009. The Offer is for all Cadbury Shares and Cadbury ADSs on the basis of 300 pence and 0.2589 Kraft shares per Cadbury Share, and 1,200 pence and 1.0356 Kraft Shares per
Cadbury ADS, and upon the terms and subject to the conditions set out in the Offer Documents. On 4 December 2009, Kraft filed with the SEC a registration statement on Form S-4 containing the US Offer Document and a prospectus relating to the Kraft Shares to be issued by Kraft in connection with the Offer. According to the Offer Documents, the Offer will expire at 1:00 p.m. (London time) / 8:00 a.m. (New York time) on 5 January 2010 unless Kraft extends the Offer.
The purpose of the Offer, as stated by Kraft in the Offer Documents, is to acquire control of, and ultimately the entire voting share capital of, Cadbury. For a full description of the terms and conditions of the Offer, please refer to the Offer Documents.
Kraft and Cadbury actions in relation to the Offer to date
On 28 August 2009, Irene Rosenfeld, Chairman and Chief Executive Officer of Kraft, met with Mr. Carr, following a request for such a meeting from Irene Rosenfeld. At this meeting, Ms. Rosenfeld proposed a business combination between Cadbury and Kraft. Following the meeting, Mr. Carr notified the Directors of the proposal and Ms. Rosenfeld sent a letter to Mr. Carr setting out details of a possible offer for Cadbury. Ms. Rosenfeld stated that, subject to certain pre-conditions, Kraft was prepared to offer 300 pence in cash and 0.2589 new Kraft Shares per Cadbury Share. The possible offer valued each Cadbury Share at 755 pence (based on the 27 August 2009 closing price of US$28.42 for a Kraft Share and an exchange rate of 1.617 US$/£).
After the Board had given Kraft’s proposal careful consideration, Mr. Carr sent a letter to Ms. Rosenfeld informing her that the Directors rejected Kraft’s unsolicited proposal on the grounds that it was unattractive and fundamentally undervalued the Group.
On 7 September 2009, Kraft released a press announcement in accordance with Rule 2.4 of the City Code setting out the terms of a possible offer for Cadbury and Ms. Rosenfeld addressed a letter to Mr. Carr asking him to reconsider Cadbury’s rejection of the possible offer.
On the same day, Cadbury released a response statement confirming Cadbury’s rejection of the possible offer and stating that the possible offer fundamentally undervalued the Group and its prospects.
On 12 September 2009, Mr. Carr sent a letter to Ms. Rosenfeld stating that the prospect of Cadbury being absorbed into Kraft’s low growth, conglomerate business model was unappealing and that the Board remained convinced that optimum shareholder value would be achieved through Cadbury’s standalone pure-play confectionery strategy.

Reject Kraft’s Offer     1

Appendix 1 continued

On 24 September 2009, Cadbury requested that the Panel impose a deadline on Kraft by which time it must either announce a firm intention to make an offer for Cadbury under Rule 2.5 of the City Code, or announce that it does not intend to make an offer for Cadbury. The Panel announced on 30 September 2009 that it had imposed a deadline of 5.00 p.m. (London time) on 9 November 2009 for Kraft to do this.
On 9 November 2009, Kraft announced its firm intention to make the Offer in accordance with Rule 2.5 of the City Code. The cash price per share and exchange ratio were as set out in Kraft’s announcement of 7 September 2009. The Offer valued each Cadbury Share at 717p (based on the 6 November 2009 closing price of US$26.78 for a Kraft Share and an exchange rate of 1.6609 US$/£).
On the same day, Cadbury issued an announcement stating that the Board had emphatically rejected the Offer and that it recommended that Shareholders also reject the Offer. Mr. Carr stated that the Offer did not come remotely close to reflecting the true value of Cadbury, and involved the unattractive prospect of the absorption of Cadbury into a low growth conglomerate business model.
On 4 December 2009, Kraft formally made the Offer by posting the Offer Document and filing the US Offer Document with the SEC. The Offer valued each Cadbury Share at 713p (based on the 1 December 2009 closing price of US$26.50 for a Kraft Share and an exchange rate of 1.6627 US$/£).
This document sets out Cadbury’s response to the Offer in accordance with Rule 25 of the City Code and its recommendation to Shareholders and holders of Cadbury ADSs in accordance with Rule 14D-9 under the US Securities Exchange Act of 1934, as amended.
The US Offer Document states that the principal executive offices of Kraft are located at Three Lakes Drive, Northfield, IL 60093, United States of America.
5. Directors
The Directors and their positions are set out below:

Name	Position

Roger Carr	Chairman

Todd Stitzer	Chief Executive Officer

Andrew Bonfield	Chief Financial Officer

Dr. Wolfgang Berndt	Independent Non-Executive Director

Guy Elliott	Senior Independent Non-Executive Director

Lord Patten	Independent Non-Executive Director

Raymond Viault	Independent Non-Executive Director

Baroness Hogg	Independent Non-Executive Director

Colin Day	Independent Non-Executive Director

6. Disclosure of interests and dealings
Definitions
6.1 References in this paragraph to:
(A)	“acting in concert” means any such person acting or deemed to be acting in concert as such expression is defined in the City Code;

(B)	“associate” means:
(i)	the subsidiaries, fellow subsidiaries and associated companies of Cadbury and companies of which any such subsidiaries or associated companies are associated companies;

(ii)	connected advisers and persons controlling, controlled by or under the same control as such connected advisers;

(iii)	the Directors and the directors of any company covered in (i) above (together in each case with their close relatives and related trusts);

(iv)	the pension funds of Cadbury or any company covered in (i) above;

(v)	any investment company, unit trust or other person whose investments an associate manages on a discretionary basis, in respect of the relevant investment accounts;

(vi)	an employee benefit trust of Cadbury or any company covered in (i); and

(vii)	a company having a material trading arrangement with Cadbury;
(C)	“connected advisers” normally includes only the following (and will not normally include a corporate broker which is unable to act in connection with the Offer because of a conflict of interest):
(i)	in relation to Cadbury an organisation which is advising that party in relation to the Offer and a corporate broker to that party;

(ii)	in relation to a person who is acting in concert with Cadbury, an organisation which is advising that person either in relation to the Offer, or in relation to the matter which is the reason for that person being a member of the relevant concert party; and

(iii)	in relation to a person who is an associate of Cadbury by virtue of paragraph (B)(i) above, an organisation which is advising that person in relation to the Offer;
(D)	“control” means an interest or interests in shares carrying in aggregate 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether such interest or interests give de facto control;

2     Reject Kraft’s Offer

(E)	“dealings” or “dealt” includes the following:
(i)	the acquisition or disposal of securities or the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attached to securities, or of general control of securities;

(ii)	the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise or variation of an option (including a traded option contract), in respect of any securities;

(iii)	subscribing or agreeing to subscribe for securities;

(iv)	the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights;

(v)	the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities;

(vi)	the entry into or termination or variation of the terms of any agreement to purchase or sell securities; and

(vii)	any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;
(F)	“derivative” includes any financial product the value of which, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;
(G)	“disclosure period” means the period commencing on 7 September 2009 (being the date of commencement of the Offer Period) and ending on the Latest Practicable Date;
(H)	“interested in” securities includes if a person has long economic exposure, whether absolute or conditional, to changes in the price of those securities (but a person who only has a short position in securities is not treated as interested in those securities). In particular a person will be treated as having an interest in securities if:
(i)	he owns them;

(ii)	he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

(iii)	by virtue of any agreement to purchase, option or derivative, he has the right or option to acquire them or call for their delivery or is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

(iv)	he is a party to any derivative whose value is determined by reference to their price and which results, or may result, in his having a long position in them;
and references to interests of a Director in relevant securities shall include all interests of any other person whose interests in shares Directors are taken to be interested in pursuant to Part 22 of the Act and related regulations;
(I)	“paragraph 1 associate” means Cadbury and its subsidiaries and associated companies of Cadbury and companies of which any such subsidiary or associated company is an associated company. For this purpose, ownership or control of 20 per cent. or more of the equity share capital of a company is the test of “associated company” status;

(J)	“relevant securities” includes:
(i)	shares and any other securities in Cadbury or Kraft, as the case may be, conferring voting rights;

(ii)	equity share capital of Cadbury or Kraft, as the case may be; and

(iii)	any securities convertible into, or rights to subscribe for the securities of Cadbury or Kraft, as the case may be, described in paragraphs (i) and (ii) above; and
(K)	“short position” means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative.
Interests in Kraft relevant securities
6.2 Save as disclosed in paragraph 6.3 below, as at the Latest Practicable Date:
(A)	neither Cadbury nor any person acting in concert with Cadbury had any interest in or right to subscribe for Kraft relevant securities;
(B)	no Director had any interest in or right to subscribe for Kraft relevant securities;
(C)	no paragraph 1 associate of Cadbury had any interest in or right to subscribe for Kraft relevant securities;
(D)	no pension fund or employee benefit trust of Cadbury or any associated company had any interest in or right to subscribe for Kraft relevant securities;
(E)	no connected adviser of Cadbury, of any person acting in concert with Cadbury or of any paragraph 1 associate of Cadbury, nor any person controlling, controlled or under the same control as any such connected adviser (except for an exempt principal trader or exempt fund manager) had any interest in or right to subscribe for Kraft relevant securities; and
(F)	neither Cadbury nor any person acting in concert with Cadbury had borrowed or lent any Kraft relevant securities.

Reject Kraft’s Offer     3

Appendix 1 continued
6.3 As at the Latest Practicable Date, the following persons (being connected advisers or persons controlling, controlled by or under the same control as a connected adviser (except exempt principal traders or exempt fund managers) to Cadbury) owned or controlled the following Kraft relevant securities:

Name	Type of interest	Purchased/written	Number of Kraft Shares

Goldman Sachs & Co.	Own	n/a	17,291 (short)

Goldman Sachs & Co. as discretionary manager	Own	n/a	146,492

Goldman Sachs Financial Markets	Own	n/a	3,353,823 (short)

Goldman Sachs & Co.[1]	Call option	Purchased	11,037 contracts, each over 100 Kraft Shares

Goldman Sachs & Co.[1]	Call option	Written	11,664 contracts, each over 100 Kraft Shares

Goldman Sachs & Co.[1]	Put option	Purchased	17,793 contracts, each over 100 Kraft Shares

Goldman Sachs & Co.[1]	Put option	Written	19,891 contracts, each over 100 Kraft Shares

Goldman Sachs Financial Markets	Swap	Purchased	1,333,766

Goldman Sachs Financial Markets	Swap	Purchased	2,161,194

Goldman Sachs Financial Markets	Contract for difference	Written	78,294

Bank Morgan Stanley AG	Own	n/a	11,155

Bank Morgan Stanley AG	Own	n/a	11,155 (short)

UBS Financial Services	Own	n/a	1,319,343

1 NOTE: These interests have been aggregated in accordance with the City Code.
Dealings in Kraft relevant securities
6.4 Save as set out in paragraph 6.5 below, during the disclosure period there were no dealings in Kraft relevant securities by:
(A)	Cadbury;

(B)	the Directors;

(C)	persons acting in concert with Cadbury; and

(D)	persons referred to in paragraphs 6.2(C) to 6.2(E) (inclusive) above.
4     Reject Kraft’s Offer

6.5 As at the Latest Practicable Date, the following dealings for value in Kraft Shares by a connected adviser or a person controlling, controlled by or under the same control as a connected adviser (except exempt principal traders or exempt fund managers) to Cadbury had taken place during the disclosure period2:

Name	Date of dealing	Transaction	Number of Kraft Shares	Price in US$
				(lowest-highest)

Goldman Sachs & Co.	7 September – 9 December 2009	Purchases	29,704,168	15.00[3] – 37.50[3]

Goldman Sachs & Co.	7 September – 9 December 2009	Disposals	30,611,421	10.00[3] – 27.80

Goldman Sachs Financial Markets	7 September – 9 December 2009	Purchases	43,141	25.80 – 27.54

Goldman Sachs Financial Markets	7 September – 9 December 2009	Disposals	54,979	25.98 – 26.86

Goldman Sachs & Co. (as discretionary manager)	7 September – 9 December 2009	Disposals	5,419	26.75 – 27.30

Goldman Sachs Bank AG (as discretionary manager)	7 September – 9 December 2009	Disposals	1,047	27.11 – 27.11

Goldman Sachs & Co.	7 September – 9 December 2009	Purchases of call options	37,357 option contracts, each over 100 Kraft Shares	0.05 – 12.35

Goldman Sachs & Co.	7 September – 9 December 2009	Sales of call options	40,894 option contracts, each over 100 Kraft Shares	0.02 – 16.10

Goldman Sachs & Co.	7 September – 9 December 2009	Purchases of put options	37, 847 option contracts, each over 100 Kraft Shares	0.05 – 24.10

Goldman Sachs & Co.	7 September – 9 December 2009	Sales of put options	42,614 option contracts, each over 100 Kraft Shares	0.02 – 24.70

Goldman Sachs Financial Markets	7 September – 9 December 2009	Purchase of swaps	32,500	26.50 – 26.50

UBS Financial Services Inc.	7 September – 9 December 2009	Disposals	105,213	26.00 – 28.00

2 NOTE: These dealings have been aggregated in accordance with the City Code.

3 Price from exercise of option transaction.
Interests in Cadbury relevant securities
6.6 As at the Latest Practicable Date, the unconditional interests in Cadbury Shares of each Director were as follows:

Director	Number of Cadbury Shares

Roger Carr	51,537

Todd Stitzer	201,278[4]

Andrew Bonfield	0

Dr. Wolfgang Berndt	67,873[5]

Guy Elliott	14,058

Lord Patten	16,352

Raymond Viault	22,792[6]

Baroness Hogg	2,673

Colin Day	12,852

Total	389,415

4 Partially held in Cadbury ADS form (Mr. Stitzer owns 201,034 Cadbury Shares and 61 Cadbury ADSs representing 244 Cadbury Shares).

5 Partially held in Cadbury ADS form (Dr. Berndt owns 31,405 Cadbury Shares and 9,117 Cadbury ADSs representing 36,468 Cadbury Shares).

6 Held in Cadbury ADS form (Mr. Viault owns 5,698 Cadbury ADSs representing 22,792 Cadbury Shares).
Reject Kraft’s Offer     5

Appendix 1 continued
6.7 As at the Latest Practicable Date, the following conditional awards of Cadbury Shares had been made to the Executive Directors and will vest subject to certain service and performance-related conditions. Non-Executive Directors are not entitled to participate in Cadbury share plans.

		Maximum number of
Director	Plan name	Cadbury Shares awarded	Time of award	Vesting date

Andrew Bonfield	ISAP	200,000	February 2009	50,000 will vest in February 2010
				50,000 will vest in February 2011
				50,000 will vest in February 2012
				50,000 will vest in February 2013

	LTIP	275,561	February 2009	98,766 will vest in March 2011
				176,795 will vest in March 2012

Todd Stitzer	BSRP	207,042	March 2007	March 2010
		276,050	March 2008	March 2011
		688,245	March 2009	March 2012

	LTIP	165,669	February 2007	March 2010
		287,797	May 2008	March 2011
		469,889	February 2009	March 2012

6.8 As at the Latest Practicable Date, the following options over Cadbury Shares, which remain outstanding, had been granted to the Executive Directors. Non-Executive Directors are not entitled to participate in Cadbury share option schemes.

		Number of		Exercise	Earliest exercise	Latest exercise
Director	Option scheme	Cadbury Shares	Date of grant	price (£)	date	date

Todd Stitzer	Cadbury	246,867	1 September 2001	5.314	1 September 2004	31 August 2011
	Schweppes	269,310	24 August 2002	5.375	24 August 2005	23 August 2012
	Share Option	298,850	10 May 2003	3.916	10 May 2006	9 May 2013
	Plan 1994

	Cadbury	293,547	28 August 2004	4.896	28 August 2007	27 August 2014
	Schweppes	254,946	2 April 2005	5.8541	2 April 2008	1 April 2015
	Share Option
	Plan 2004

6.9 Save as disclosed in paragraphs 6.10 to 6.11 (inclusive) below, as at the Latest Practicable Date:
(A)	no paragraph 1 associate of Cadbury;

(B)	no pension fund or employee benefit trust of Cadbury or of any paragraph 1 associate of Cadbury; nor

(C)	any connected adviser of Cadbury, of any person acting in concert with Cadbury or of any paragraph 1 associate of Cadbury, nor any person controlling, controlled or under the same control as any such connected adviser (except for an exempt principal trader or exempt fund manager)
had any interest in or right to subscribe for Cadbury relevant securities.
6.10 As at the Latest Practicable Date, the following person (being an employee benefit trust of Cadbury) owned or controlled the following Cadbury relevant securities:

Name	Number of Cadbury Shares

Cadbury Schweppes Employee Trust	1,542,401

6     Reject Kraft’s Offer

6.11 As at the Latest Practicable Date, the following person (being a connected adviser or a person controlling, controlled by or under the same control as a connected adviser (except exempt principal traders or exempt fund managers) to Cadbury) owned or controlled the following Cadbury relevant securities:

Name	Number of Cadbury Shares

Goldman Sachs Bank as discretionary manager	612

Goldman Sachs & Co.	49,714

Goldman Sachs & Co. as discretionary manager	2,608

UBS AG London Branch	137,800

UBS Financial Services Inc.	8,307

6.12 As at the Latest Practicable Date, neither Cadbury nor any person acting in concert with Cadbury had borrowed or lent any Cadbury relevant securities.
Dealings in Cadbury relevant securities
6.13 Save as disclosed in paragraphs 6.14 to 6.16 (inclusive) below, during the disclosure period there were no dealings in Cadbury relevant securities by Cadbury, the Directors, any Executive Officer, Affiliate or subsidiary of Cadbury or, so far as the Directors are aware having made due and careful enquiry, any of the categories of persons referred to in paragraph 6.9(A) to (C) above.
6.14 As at the Latest Practicable Date, the following dealings in Cadbury Shares and Cadbury ADSs by Directors had taken place during the disclosure period:

			Number of Cadbury
Director	Date	Transaction	Shares/Cadbury ADSs	Price Paid

Dr. Wolfgang Berndt	6 October 2009	Purchase, following election to surrender part of Director’s fee for the acquisition of Cadbury Shares, pursuant to an agreement entered into outside of the Offer Period	1,400 Cadbury Shares	£7.96

Roger Carr	6 October 2009	As above	1,634 Cadbury Shares	£7.96

Colin Day	6 October 2009	As above	747 Cadbury Shares	£7.96

Guy Elliott	6 October 2009	As above	1,143 Cadbury Shares	£7.96

Baroness Hogg	6 October 2009	As above	560 Cadbury Shares	£7.96

Lord Patten	6 October 2009	As above	1,167 Cadbury Shares	£7.96

Raymond Viault	6 October 2009	Purchase, following election to surrender part of Director’s fee for the acquisition of Cadbury ADSs, pursuant to an agreement entered into outside of the Offer Period	369 Cadbury ADSs (representing 1,476 Cadbury Shares)	US$50.62 per Cadbury ADS

Guy Elliott	16 October 2009	Purchase through participation in the Interim Dividend 2009 DRIP, pursuant to an agreement entered into outside of the Offer Period	92 Cadbury Shares	£7.89

Reject Kraft’s Offer     7

Appendix 1 continued
6.15 As at the Latest Practicable Date, the following dealings in Cadbury Shares and Cadbury ADSs by Executive Officers had taken place during the disclosure period:

			Number of Cadbury
Executive Officer	Date	Transaction	Shares/Cadbury ADSs	Price Paid

Stefan Bomhard	11 September 2009	Grant of conditional share awards under the Company’s ISAP pursuant to an agreement entered into outside the Offer Period	32,000 Cadbury Shares	£0.00

Ignasi Ricou	11 September 2009	As above	35,000 Cadbury Shares	£0.00

Chris Van Steenbergen	14 September 2009	Acquisition through participation in the SIP	18 Cadbury Shares	£7.76

Stefan Bomhard	12 October 2009	As above	16 Cadbury Shares	£7.85

Chris Van Steenbergen	12 October 2009	As above	16 Cadbury Shares	£7.85

Chris Van Steenbergen	16 October 2009	Acquisition through participation in the Interim Dividend 2009 DRIP through the SIP	9 Cadbury Shares	£7.86

Antonio Fernandez	16 October 2009	Acquisition through participation in the Interim Dividend 2009 DRIP	242 Cadbury Shares	£7.89

Antonio Fernandez	16 October 2009	As above	0.584 Cadbury ADSs (representing 2 Cadbury Shares)	$51.54 per Cadbury ADS

James Chambers	27 October 2009	Exercise of options under the Company’s all-employee US Employees Share Option Plan	341 Cadbury ADSs (representing 1,364 Cadbury Shares)	$43.89

Antonio Fernandez	27 October 2009	As above	227 Cadbury ADSs (representing 908 Cadbury Shares)	$43.89

Henry Udow	27 October 2009	As above	284 Cadbury ADSs (representing 1,136 Cadbury Shares)	$43.89

Stefan Bomhard	9 November 2009	Acquisition through participation in the SIP	18 Cadbury Shares	£7.58

Chris Van Steenbergen	9 November 2009	As above	18 Cadbury Shares	£7.58

Stefan Bomhard	7 December 2009	As above	18 Cadbury Shares	£7.95

Chris Van Steenbergen	7 December 2009	As above	18 Cadbury Shares	£7.95

6.16 As at the Latest Practicable Date, the following dealings for value in Cadbury Shares by an employee benefit trust of Cadbury had taken place during the disclosure period7:

				Price
Name	Date of dealing	Transaction	Number of Cadbury Shares	(lowest-highest)

Cadbury Schweppes Employee Trust	7 September 2009 — 9 December 2009	Disposals	4,519,803	£7.55 — £8.15

7 NOTE: These dealings have been aggregated in accordance with the City Code.
General
6.17 Cadbury has not redeemed or purchased any Cadbury Shares during the 12-month period ending on the Latest Practicable Date.
6.18 As at the Latest Practicable Date, no arrangements of the kind referred to in Note 6(b) to Rule 8 of the City Code existed between Cadbury or any associate of Cadbury and any other person, save as disclosed in this document.
8     Reject Kraft’s Offer

7. Service contracts and letters of appointment of the Directors
Executive Directors
General
7.1 Mr. Stitzer is employed by a US Group company pursuant to a service agreement dated 1 July 2004 (as amended by letters of variation dated 30 March 2007 and 29 December 2008) and a secondment arrangement with a UK Group company. Mr. Bonfield entered into a service agreement with the Company on 19 February 2009. The Executive Directors’ contracts are 12-month rolling contracts and, accordingly, do not have unexpired terms. Mr. Stitzer’s contract terminates at the end of the month in which he turns 65. Mr. Bonfield’s contract terminates on the date on which he turns 65.
7.2 Further details of each Executive Director’s service contract and remuneration are set out below.

	Notice period by Cadbury/	Basic annual salary for year ending
Name	Executive Director	31 Dec 2009

Andrew Bonfield	12 months/ 6 months	£600,000 (pro rata)

Todd Stitzer	12 months/ 6 months	US$1,827,000

7.3 Each Executive Director also participates in the following plans, set out below. Treatment of awards upon a change of control of Cadbury is discussed further in paragraph 9 below.
>	The AIP, under which each Executive Director is eligible to receive up to 200 per cent. of base salary based upon a combination of quantitative financial and non-financial measures;

>	The BSRP, under which participants may elect to receive bonuses earned under the AIP in the form of Cadbury Shares, with an additional matching award of Cadbury Shares. The maximum matching award is 100 per cent. of the gross amount invested in Cadbury Shares; and

>	The LTIP, under which a conditional grant of Cadbury Shares is awarded each year. Mr. Stitzer is entitled to LTIP awards of up to 200 per cent. of base salary until further notice and Mr. Bonfield is entitled to LTIP awards of up to 160 per cent. of base salary until further notice (pro rated from 1 January 2009). Actual awards are subject to performance conditions.
7.4 Mr. Bonfield has also been granted awards of Cadbury Shares under the ISAP.
7.5 Mr. Stitzer participates in the Group’s US pension arrangements, which consist of the US Personal Pension Account Plan, the PEP and the SERP. Under the US pension arrangements, Mr. Stitzer’s overall entitlement is a maximum of 60 per cent. of final average earnings after 25 years’ service. Mr. Bonfield participates in a cash allowance programme, which provides for an allowance of 30 per cent. of base salary in lieu of a pension contribution, disability benefits and life insurance cover.
Benefits in kind
7.6 The Executive Directors are entitled to a number of benefits in kind. In the case of Mr Stitzer, this includes Company-funded tax equalisation payments so that Mr. Stitzer does not have a higher tax burden than he would have if his remuneration was subject to US taxation rates. Other benefits include a company car and, for Mr. Stitzer (as an expatriate Director), housing support and other allowances necessary to ensure that he is not penalised financially by the international nature of his role including the right, under his secondment agreement, to relocate in the event of a change of control. Mr. Bonfield, who recently relocated from the US to the UK, has relocation arrangements which include a Company buyout of his main residence in the US at an independently appraised market price.
Provisions on termination
7.7 Mr. Stitzer’s contract provides that if his employment is terminated without cause or if he resigns for good reason, payment of 12 months’ base salary and target AIP bonus (as per his entitlement at the relevant time) would be payable to Mr. Stitzer in a cash lump sum upon termination of employment, together with other benefits for up to 12 months or for a shorter period if he secures new employment with equivalent benefits. Other costs covered on termination would include outplacement, tax and financial planning support, including continued tax equalisation, and legal fees. Any entitlements on termination under the BSRP and the LTIP would be determined in accordance with the rules of the relevant plan. Mr. Stitzer also has secondment arrangements under which he is entitled to six months’ employment in addition to his notice period with his employing company in the US, after repatriation at Company expense.
7.8 Mr. Stitzer would be eligible to receive payment of his accrued pension benefits, which would be reduced for early payment if his employment were terminated prior to attaining age 60. Mr. Stitzer would be paid an additional cash sum based on the value (as actuarially determined) of the additional accrued benefit he would have received had he continued to participate in the pension plans for his notice period under the terms of his termination arrangements.
Reject Kraft’s Offer     9

Appendix 1 continued
7.9 If Mr. Bonfield’s employment is terminated without cause, or if he resigns for good reason, phased payments for up to 12 months calculated on base salary and target AIP bonus (as per his entitlement at the relevant time) would be payable, less any notice period served within that 12-month period. If Mr. Bonfield undertakes other employment during that 12-month period, amounts received would be offset against these payments. Other costs covered on termination would include outplacement, tax and financial planning support and legal fees. Any entitlements on termination under the BSRP, the LTIP and the ISAP would be determined in accordance with the rules of the relevant plan.
Provisions on termination – CEC
7.10 Executive Officers have contracts of employment with their employing company which entitle them to certain benefits upon a termination without cause or for good reason. These amounts vary by individual and the formulas vary by the country in which the individual is employed. The payments generally range from 18 to 24 months of base salary or base salary plus target AIP bonus of up to 100 per cent. of base salary. Executive Officers who have employment contracts governed by US law would generally receive 50 per cent. of their entitlement as a lump sum payment on termination of employment, and the remainder in instalments over a period of 12 months; the instalment payments would be offset to the extent alternative employment is secured. One CEC member is entitled to enhanced severance and tax benefits upon a change of control of Cadbury. Executive Officers who have employment contracts not governed by US law would receive lump sum payments on termination. Retirement benefits on termination would generally reflect accrued benefits under the Cadbury’s pension schemes in which the Executive Officer participates on the date his employment terminates. Other costs covered on termination of employment include outplacement, tax and financial planning support.
7.11 Cadbury established an Executive Retirement Plan (the “Trust”) to provide security to participants in the PEP and the SERP. Upon a change of control of Cadbury, the Trust will become irrevocable and Cadbury must fund the benefits to be provided to participants in the PEP and the SERP, including Mr. Stitzer and certain Executive Officers. As at the Latest Practicable Date, the total amount that Cadbury would be required to contribute to the Trust on behalf of Mr. Stitzer and the Executive Officers who participate in those plans as a group would be US$37 million and US$13.8 million, respectively.
Non-Executive Directors
7.12 There are currently seven Non-Executive Directors. All of the Non-Executive Directors were appointed for three-year terms. The dates of initial appointment and the expiry of the current term of each Non-Executive Director are shown below.

Name	Date of appointment to Board	Expiry date of current term

Dr. Wolfgang Berndt	14 February 2008(a)	18 February 2011

Roger Carr (Chairman)	14 February 2008(b)	20 July 2011

Colin Day	1 December 2008	1 December 2011

Guy Elliott	14 February 2008(c)	27 July 2010

Baroness Hogg	24 October 2008	24 October 2011

Lord Patten	14 February 2008(d)	1 July 2011

Raymond Viault	14 February 2008(e)	1 September 2012

(a)	Initially appointed to Cadbury Schweppes (the previous ultimate parent company of the Cadbury group of companies prior to 2 May 2008) board of directors on 17 January 2002.

(b)	Initially appointed to Cadbury Schweppes board of directors on 22 January 2001.

(c)	Initially appointed to Cadbury Schweppes board of directors on 27 July 2007.

(d)	Initially appointed to Cadbury Schweppes board of directors on 1 July 2005.

(e)	Initially appointed to Cadbury Schweppes board of directors on 1 September 2006.
7.13 The Non-Executive Directors do not have service contracts with Cadbury. They were each appointed by a letter of appointment and, with the exception of the Chairman, are entitled to a notice period of not less than one month. There are no provisions for compensation on early termination.
7.14 Mr. Carr, as Chairman, is entitled to a notice period of not less than six months. There is no provision for compensation on early termination in Mr. Carr’s letter of appointment.
10     Reject Kraft’s Offer

7.15 The current annual fees payable to the Non-Executive Directors are set out in the table below.

	Non-Executive Director fee	Fee for chairing a committee /
Name	(year to 31 December 2009)	Board	Total fee

Dr. Wolfgang Berndt(a)	£60,000	£15,000	£75,000

Roger Carr (Chairman)(b)	£60,000	£390,000	£450,000

Colin Day(c)	£60,000	£20,000	£80,000

Guy Elliott(d)	£75,000	—	£75,000

Baroness Hogg	£60,000	—	£60,000

Lord Patten(e)	£60,000	£15,000	£75,000

Raymond Viault	US$150,000	—	US$150,000

(a)	Dr. Berndt is Chairman of the Remuneration Committee.

(b)	Mr. Carr’s fee for chairing the Nomination Committee is included in the Chairman’s fee.

(c)	Mr. Day is Chairman of the Audit Committee.

(d)	Mr. Elliott’s fee includes £15,000 per year as Senior Independent Non-Executive Director.

(e)	Lord Patten is Chairman of the Corporate and Social Responsibility Committee.
Mr. Carr, as Chairman, is also provided with a car and driver for business purposes as required. Each Non-Executive Director may elect to surrender part of his fee for the acquisition of Cadbury Shares following each calendar quarter. Non-Executive Directors are not permitted to sell or deal in Cadbury Shares acquired pursuant to this arrangement whilst they remain Directors without the prior written consent of the Chairman.
7.16 The Non-Executive Directors are not entitled to participate in any of the Cadbury pension schemes and receive no benefits other than those set out above.
General
7.17 Save as set out above, there are no service contracts in force between any Director, or proposed Director, and Cadbury or any of its subsidiaries and no service contract has been entered into or amended during the six months preceding the date of this document.

8. Material contracts
8.1 Details of material contracts (not being contracts entered into in the ordinary course of business) which have been entered into by any member of the Group during the period commencing on
7 September 2007 (being the date two years before the commencement of the Offer Period) and ending on the Latest Practicable Date are as follows:
Demerger of North American beverages business
(A)	On 7 May 2008, Cadbury Schweppes demerged its North American beverages business to Dr Pepper Snapple Group, Inc. (“DPS”). Pursuant to a scheme of arrangement and a reduction of capital under the Companies Act 1985, Cadbury Schweppes shareholders received 64 Cadbury Shares and 12 shares in DPS for every 100 Cadbury Schweppes ordinary shares they owned at 6:00 p.m. (London time) on
1 May 2008. Cadbury entered into a separation and distribution agreement with Cadbury Schweppes and DPS dated 1 May 2008 (the “SDA”) which set forth the agreements necessary to effect the demerger. Pursuant to the SDA, assets relating to the North American beverages business were retained by or transferred to DPS, subject to licences between the parties. Assets relating to the worldwide confectionery operations and other beverages business were retained by or transferred to Cadbury Schweppes, subject to licences between the parties. Liabilities were allocated to DPS to the extent they related to the North American beverages business and were allocated to Cadbury Schweppes to the extent they related to the worldwide confectionery operations and other beverages business. The SDA also allocated other liabilities to either the DPS group of companies or Cadbury Schweppes and the Group and provided for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of the North American beverages business with DPS and financial responsibility for the obligations and liabilities of the worldwide confectionery operations and other beverages business with Cadbury Schweppes.
Financing
(B)	Facility agreement
On 30 June 2009, Cadbury Finance as borrower and Cadbury Holdings as Original Guarantor (together the “Obligors”) entered into a syndicated facility agreement (the “Facility Agreement”) with, among others, the Mandated Lead Arrangers as defined therein, the Arranger as defined therein, the Banks as defined therein, Banc of America Securities Limited as Agent and Bank of America N.A. as Dollar Swingline Agent, pursuant to which a multi-currency revolving credit facility in the amount of £450,000,000 (including a £370,500,000 swingline facility) (the “Facility”) is made available to Cadbury Finance for the general corporate purposes of the Group.

The rate of interest applicable to each interest period relating to an advance (other than swingline advances) under the Facility is the sum of LIBOR or EURIBOR, as the case may be, the applicable margin and mandatory costs. Repayments under the Facility are to be made on the last day of the relevant interest period, and Cadbury Finance must repay the Facility in its entirety on 26 June 2012. A commitment fee is payable on undrawn commitments under the Facility.

If, following the occurrence of a change of control of either the Company or Cadbury Holdings, any bank and the

Reject Kraft’s Offer     11

Appendix 1 continued

Obligors do not agree a means of continuing the Facility, and if a bank so requires, Cadbury Finance must prepay such bank’s outstanding advances and such bank’s commitment shall be accordingly cancelled.

The Facility Agreement contains certain customary covenants, representations and warranties and events of default.

(C)	EMTN programme issuances

Pursuant to the £5,000,000,000 Euro Medium Term Note programme of Cadbury Finance and Cadbury Investments, on 18 July 2008, Cadbury Finance issued £350,000,000 in aggregate principal amount of 7.25 per cent. notes due July 2018 (the “2018 notes”) and on 11 March 2009, Cadbury Finance issued £300,000,000 in aggregate principal amount of 5.375 per cent. notes due December 2014 (the “2014 notes” and, together with the 2018 notes, the “notes”). The notes are guaranteed by Cadbury Holdings and Cadbury Investments.

The notes are interest bearing and have standard events of default and termination provisions, including an investor put option whereby the holders of the notes may put their notes back to the issuer at their nominal amount plus accrued interest if, following a change of control of Cadbury, the notes’ credit ratings are withdrawn and not replaced with an equivalent rating or are downgraded to sub-investment grade and such withdrawal or downgrade is in whole or in part attributed to the change of control of Cadbury. The notes are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange’s EEA Regulated Market.

The notes are constituted by a seventh supplemental trust deed dated 24 June 2008 between Cadbury Holdings, Cadbury Finance, Cadbury Investments and The Law Debenture Trust Corporation p.l.c.
Disposal of Australian beverages business
(D)	In March 2009, the Group sold its Australian beverages business (the “Australian Beverages Business”) to the Asahi group of companies (the “Asahi Group”). A business sale agreement between, among others, Cadbury Schweppes Pty Ltd and Schweppes Australia Pty Ltd was signed on 3 March 2009 to separate the Australian Beverages Business from the confectionary business in order to facilitate the sale of the Australian Beverages Business to the Asahi Group.

Under a sale and purchase agreement dated 12 March 2009, as amended and restated on 1 April 2009, (the “SPA”), Cadbury Enterprises Pte. Ltd, among others, agreed to sell to Asahi Breweries, Ltd. and Asahi Holdings (Australia) Pty Ltd. the assets (including intellectual property) required to run the Australian Beverages Business and the shares of the Group entities which housed assets of the Australian Beverages Business for a total consideration of A$1.185 billion in cash. The time limits for bringing claims under the SPA are five years following completion (which took place on 3 April 2009) in relation to tax claims and 18 months in all other cases. The aggregate liability of the Group is capped at 25 per cent. of the aggregate purchase price (excluding tax and specified title warranties) and at the aggregate purchase price (including tax and specified title warranties). Subject to certain qualifications, no member of the Group may engage in any business in Australia which is the same or substantially the same as the Australian Beverages Business for a period of five years from completion.
9. Past contacts, transactions, negotiations and agreements
9.1 Save as disclosed in paragraphs 9.2 to 9.18 below (inclusive), as at the Latest Practicable Date, there are no material agreements, arrangements or understandings, nor any actual or potential conflicts of interest, between Cadbury or its Affiliates and (i) Cadbury, its Executive Officers, Directors or Affiliates, or (ii) Kraft or any of its executive officers, directors or Affiliates.
Acceleration of Long Term Incentive Awards
9.2 If the Directors and Executive Officers were to accept the Offer in relation to the Cadbury Shares they own, they would receive Kraft Shares at the same exchange ratio and on the same terms and conditions as other Shareholders. Please note that the Directors and to the knowledge of Cadbury, the Executive Officers will not be accepting the Offer in respect of their own shareholdings.
9.3 As at the Latest Practicable Date, the Directors, including Messrs. Stitzer and Bonfield, and the Executive Officers in the aggregate beneficially owned approximately 389,415, and 778,829 Cadbury Shares respectively (including Cadbury Shares underlying Cadbury ADSs but excluding any Cadbury Shares held under any incentive compensation plans maintained by Cadbury). If the Directors and Executive Officers accepted the Offer in relation to these Cadbury Shares and each Cadbury Share was exchanged for 300 pence in cash and 0.2589 of a Kraft Share, the Directors and Executive Officers would receive an aggregate of approximately £3,504,732 in cash and 302,458 Kraft Shares.
9.4 In addition, Messrs. Stitzer and Bonfield and the Executive Officers hold vested and unvested awards under equity-based long term incentive compensation plans maintained by Cadbury, including the BSRP, the LTIP, the ISAP, and the Share Option Plan. The Executive Officers also hold Cadbury Shares and equity based share awards through the Share Incentive Plan and the SAYE Plan. Non-Executive Directors of Cadbury are not entitled to participate in these plans. The declaration that the Offer is wholly unconditional would constitute a change of control under the terms of each of these plans and vesting and payout of awards would accelerate as described below.
9.5 The BSRP is a voluntary deferred bonus plan that encourages participants to invest their award under the AIP into Cadbury Shares. Participants may elect to receive all or part of their AIP award as a basic award of Cadbury Shares and in return receive a matching award of Cadbury Shares. Alternatively, participants may be allowed to participate by having the after-tax AIP award applied in purchasing Cadbury Shares (“invested shares”) and in return receive a matching award. The matching award is subject to both continued employment and company performance. The maximum matching award is 100 per cent. of the gross amount invested. Forty per cent. of the matching award vests after three years subject to continued employment and the remaining 60 per cent. of the award vests after three years subject to continued employment and achievement of performance targets. No dividends or dividend equivalents are paid under the BSRP. Awards under the BSRP are made each year and further awards for the 2010-2012 cycle may be granted early in 2010.

12     Reject Kraft’s Offer

9.6 Under the BSRP, on a change of control, basic awards, invested shares and service-based matching awards will vest in full; performance-based matching awards for the 2008-2010 and 2009-2011 BSRP cycles will vest, but only to the extent that performance targets have been met at the time of the change of control, except that the Remuneration Committee may decide that the performance-based matching awards should vest to a greater or lesser extent if it considers that the performance targets would have been met to a greater or lesser extent had they been measured over the normal period. The performance applicable to awards granted for the 2007-2009 BSRP cycle was determined at the time of the demerger of the North American beverages business (described in paragraph 8.1(A) above) so that vesting of those awards is dependent solely on continued employment (normally) until the end of the normal performance period.
9.7 As at the Latest Practicable Date, on a change of control and if all awards were to vest in full, Mr. Stitzer and the Executive Officers as a group would receive approximately 1,171,337 and 2,915,481 Cadbury Shares respectively. Mr. Bonfield does not have any awards under the BSRP. Cadbury Shares would be transferred within 30 days of the change of control.
9.8 The LTIP is designed to recognise the significant contribution that executives make to shareholder value and to incentivise executives to strive for long term performance. Awards under the LTIP are made in respect of notional Cadbury Shares and are subject to performance targets which are normally measured over a three year performance cycle. To the extent that awards vest, they are then normally satisfied by an immediate transfer of an equivalent number of Cadbury Shares but, if a change of control occurs before such transfer takes place, the awards are paid out in cash. Awards under the LTIP are made each year and further awards for the 2010-2012 cycle may be granted early in 2010.
9.9 On a change of control, vesting of awards under the LTIP will accelerate. In the case of the 2008-2010 and 2009-2011 performance cycles, vesting will be determined to the extent that performance targets have been met at the time of the change of control, except that the Remuneration Committee may decide that the awards should vest to a greater or lesser extent if it considers that the performance targets would have been met to a greater or lesser extent had they been measured over the normal period. The performance applicable to awards granted for the 2007-2009 LTIP cycle was determined at the time of the demerger of the North American beverages business so that vesting of these awards is dependent solely on continued employment (normally) until the end of the normal performance period.
9.10 As at the Latest Practicable Date, on a change of control and if all LTIP awards were to vest in full, Mr. Stitzer, Mr. Bonfield and the Executive Officers as a group would receive cash payments with respect to their awards under the LTIP of £6,703,557, £2,000,573 and £13,967,870 respectively (calculated using 726 pence as the market value of a Cadbury Share). Payment would be made within 30 days of the change of control.
9.11 Under the ISAP, awards are granted for a variety of reasons: to assist in the recruitment of individuals by compensating them for benefits left behind in their previous employment; on promotion to the CEC; to assist in the retention of key individuals and to reward exceptional performance. The terms on which these awards are granted vary but they are normally dependent on continued employment for a specified period of time and do not have any performance targets. In addition, awards are granted under the ISAP to a large number of employees (who would formerly have qualified for options under the Share Option Plan). These awards are subject to performance targets measured over a three-year period and are normally dependent on continued employment.
9.12 On a change of control, the vesting of awards which are subject to performance targets will be determined to the extent that performance targets have been met at that time and then will be subject to time-apportionment based on the number of days in the performance period that have elapsed to the change of control. Awards which are not subject to performance targets will vest on a time-apportionment basis, based on the number of days from the date the award was granted to the date of the change of control. In each case, however, the Remuneration Committee may decide that the awards should vest to a greater or lesser extent having regard to such factors as it considers relevant. This authority includes the right not to time pro-rate the awards. The maximum number of Cadbury Shares that Mr. Bonfield could receive in respect of his ISAP awards is 200,000 and the maximum number of Cadbury Shares that the Executive Officers as a group could receive is 363,109. Mr. Stitzer does not have an award under the ISAP.
9.13 As at the Latest Practicable Date, Mr. Stitzer and the Executive Officers as a group held 1,363,520 and 2,647,080 options for Cadbury Shares respectively under the Share Option Plan, all of which have vested and are exercisable, with exercise prices ranging from £3.92 to £6.37 and an aggregate weighted average exercise price of £4.97. Subject to certain exceptions, vested options may be exercised for a period of up to six months following a change of control. Mr. Bonfield does not have any options under the Share Option Plan.
9.14 The Share Incentive Plan is a broadly based plan for UK employees under which participants may elect to purchase Cadbury Shares (“partnership shares”) using savings (currently not exceeding £115 per month) out of pre-tax compensation and are granted additional Cadbury Shares (“matching shares”) on a 1 for 5 basis. The participants are the beneficial owners of both the partnership shares and the matching shares and will be entitled to instruct the trustee of the plan to accept the Offer on their behalf.
9.15 As at the Latest Practicable Date, the Executive Officers as a group held 1,350 Cadbury Shares in the Share Incentive Plan. Messrs. Stitzer and Bonfield do not participate in the Share Incentive Plan.
9.16 The SAYE Plan is a broadly based plan under which participants make regular monthly savings (subject to a maximum of £250 per month in the UK and US$600 per month in the US) for specified periods (2, 3 or 5 years) and in return for which are granted options to acquire Cadbury Shares for an aggregate exercise price equal to the repayment due (savings plus interest) at the end of the savings period.

Reject Kraft’s Offer     13

Appendix 1 continued

Options may be exercised early on a change of control but only to the extent of the monies repayable under the relevant savings contracts at that time. As at the Latest Practicable Date, the Executive Officers as a group held 11,097 options for Cadbury Shares under the SAYE Plan, with exercise prices ranging from £3.92 to £5.91 and an aggregate weighted average exercise price of £4.63. Subject to certain exceptions, vested options may be exercised for a period of up to six months following a change of control. Messrs. Stitzer and Bonfield do not participate in the SAYE Plan.
Director Compensation
9.17 For a description of the compensation paid to each Director, see paragraphs 7.2 and 7.15 above.
Indemnification of Directors and Officers
9.18 Under the Act, a company may only indemnify a director from liability for negligence, default, breach of duty or breach of trust in relation to the company if such indemnity falls within section 234 (Qualifying Third Party Indemnity Provisions) or section 235 (Qualifying Pension Scheme Indemnity Provisions). Pursuant to article 140 of its articles of association, Cadbury may, to the extent permitted by the Act, indemnify any director of the Company or any associated company against any liability. Cadbury has entered into deeds of indemnity with the Directors and certain of the Executive Officers. The deeds provide for indemnification in accordance with the Act and Cadbury’s articles of association in relation to any investigation, demand, claim, action or proceeding brought or threatened in any jurisdiction, as well as certain procedural requirements in order to obtain indemnification. Cadbury also has in place a customary directors and officers insurance policy, as permitted by the Act and its articles of association.
10. Effects of the Offer on Cadbury’s interests
10.1 On giving its opinion on the Offer, the City Code requires the Board to give its opinion on certain matters. Such matters include the effect of the Offer on Cadbury’s interests, including specifically employment and the Board’s views on Kraft’s strategic plans for Cadbury and their likely repercussions on employment and the locations of Cadbury’s places of business.
10.2 The Board can only comment on the details of the Offer that have been provided in the Offer Documents. The Board notes Kraft’s statements in Part 1, paragraph 12 of the Offer Document regarding its plans in relation to Cadbury’s management, employees and locations of business.
10.3 The Board notes the strategic importance to Kraft of seeking to acquire Cadbury. However, there is insufficient information in the Offer Documents about Kraft’s plans in relation to Cadbury to comment further.
10.4 Cadbury understands that Unite, representing certain employees of Cadbury, will be sending separately to Shareholders its opinion on the effects of the Offer on employment. For the avoidance of doubt, this will set out the views of Unite, not Cadbury.
11. No material change
11.1 There has been no material change in the financial or trading position of the Group since 31 December 2008, being the date to which the last published audited accounts of the Group were prepared.
12. Persons retained in relation to the Offer
12.1 Cadbury has retained Goldman Sachs International, Morgan Stanley & Co Limited and UBS Limited (together, the “Banks”) in connection with the Offer. Cadbury has agreed to pay the Banks certain customary fees for the provision of their services during the course of the engagement. The amount of fees which would become payable to the Banks in the event of a transaction being completed with Kraft (or another third party that makes an offer for the Company during the Offer Period) are higher than those payable in the event that no such transaction is consummated. Further, Cadbury has agreed to reimburse the Banks for all reasonable and customary expenses, up to an agreed limit (excluding any fees for the Banks’ own legal and other advisers, whose engagement and fees would need to be agreed with the Company), and to indemnify the Banks and their affiliates against certain liabilities arising in connection with the engagement.
12.2 Cadbury has engaged D.F. King & Co., Inc. (“D.F. King”) in connection with Cadbury’s communications with Shareholders in relation to the Offer. Cadbury has agreed to pay D.F. King customary fees for such services and to reimburse it for reasonable out-of-pocket expenses and to indemnify it and its affiliates against certain liabilities that may arise out of the engagement.
12.3 Save as set out above, neither Cadbury nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to Shareholders on its behalf in connection with the Offer.
13. Plans or proposals relating to the Offer
13.1 Cadbury has received indications of interest from third parties with respect to possible business combination transactions involving Cadbury since Kraft’s initial announcement of its intention to make an offer to acquire Cadbury and has had discussions regarding such transactions. The Board has determined that disclosure with respect to the parties to, and the possible terms of any transactions or proposals would jeopardise any discussions that Cadbury may engage in and therefore would not be in the interests of Shareholders. Accordingly, the Board has adopted a resolution instructing management not to disclose the possible terms of any such transactions or proposals, or the parties thereto, unless and until an agreement in principle relating thereto has been reached or, upon the advice of counsel, as may otherwise be required by law.
13.2 Except as described in this document, Cadbury is not currently undertaking or engaged in any negotiations in response to the Offer that relate to or would result in (i) a tender offer for, or other acquisition of, Cadbury Shares by Cadbury, any of its subsidiaries, or any other person, (ii) any extraordinary transaction, such as a merger, reorganisation or liquidation, involving Cadbury or any of its subsidiaries, (iii) any purchase, sale or transfer of a material amount of assets of Cadbury or any of its subsidiaries or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalisation, of Cadbury.
13.3 Except as described in this document, there are no transactions, resolutions of the Board, agreements in principle or signed agreements in response to the Offer that relate to or would result in one or more of the events referred to in the preceding paragraph.

14     Reject Kraft’s Offer

14. Additional information
Compulsory acquisition procedure
14.1 If the Offer becomes or is declared wholly unconditional, Kraft may become entitled to acquire compulsorily any outstanding Cadbury Shares (and Cadbury ADSs) pursuant to the provisions of the Act. Kraft would only become entitled to do this in the event that it has acquired or unconditionally contracted to acquire (i) 90 per cent. of the Cadbury Shares to which the Offer relates, by nominal value, and (ii) 90 per cent. of the voting rights in the Company to which the Offer relates. Under the Act, Kraft would be entitled to acquire compulsorily the Cadbury Shares of non-accepting Shareholders on the terms of the Offer by way of notice given to the non-accepting Shareholders within three months of the last date on which Shareholders can accept the Offer. Payment for the Cadbury Shares of the non-accepting Shareholders would be made, and the Cadbury Shares of the non-accepting Shareholders would be transferred to Kraft, in accordance with the provisions of the Act. Shareholders do not have appraisal rights in connection with the Offer. However, a Shareholder who receives a notice of compulsory acquisition may (within six weeks from the date on which such notice was given) apply to the court for an order that Kraft not be entitled and bound to purchase the Shareholder’s Cadbury Shares or that Kraft purchase the Shareholder’s Cadbury Shares on terms different to those of the Offer (although such a court order is rare in practice as a dissenting shareholder must prove to the court that the offer in question is unfair in some way).
Delisting of Cadbury
14.2 If the Offer becomes or is declared wholly unconditional and sufficient acceptances are received, Kraft has stated that it intends to procure that Cadbury apply for the cancellation of the Company’s listing of Cadbury Shares on the Official List and admission to trading on the London Stock Exchange, and the delisting of the Cadbury ADSs on the NYSE. Such a delisting would be likely to reduce significantly the liquidity and marketability of the Cadbury Shares and Cadbury ADSs in respect of which the Offer has not been accepted. Following the delisting of the Cadbury ADSs from the NYSE, Kraft has stated that it intends to procure that Cadbury file with the SEC a request that Cadbury’s reporting obligations under the US Securities Exchange Act of 1934, as amended, be terminated, if and when Cadbury is eligible to do so. Kraft would need to obtain, in a general meeting, the approval of a majority of not less than 75 per cent. of the holders of Cadbury Shares as (being entitled to do so) vote in person or by proxy in order to effect a delisting transaction.
Kraft has also stated in the Offer Document that, if the Offer becomes or is declared wholly unconditional and sufficient acceptances are received, the Company, once delisted, will be re-registered as a private company.
Antitrust in the United States
14.3 Under the HSR Act and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the proposed acquisition of Cadbury Shares, including Cadbury ADSs, by Kraft.
Under the HSR Act, the possible purchase by Kraft of Cadbury Shares and Cadbury ADSs pursuant to the Offer may not be completed until the expiration of a 30-day waiting period following Kraft’s filing of a Premerger Notification and Report Form concerning the proposed acquisition of Cadbury with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division.
Cadbury understands that Kraft filed a Premerger Notification and Report Form with the FTC and the Antitrust Division on 9 November 2009; according to Kraft the required waiting period will expire on 14 December 2009 unless earlier terminated by the FTC and the Antitrust Division or Kraft receives a request for additional information or documentary material (a “Second Request”) prior to that time. If within this waiting period either the FTC or the Antitrust Division issues a Second Request to Kraft, the waiting period will be extended for an additional period of 30 days following the date Kraft complies with that request.
At any time before or after Kraft’s purchase of Cadbury Shares and Cadbury ADSs, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking the divestiture of Cadbury Shares acquired by Kraft or the divestiture of substantial assets of Cadbury or its subsidiaries.
In addition, the acquisition by Kraft of Cadbury may be reviewed by the attorneys general in the various states in which Kraft and Cadbury operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the acquisition under the circumstances and based upon the review set forth in applicable state laws and regulations. Private parties also may seek to take legal action under United States antitrust laws in some circumstances.
European Union competition filings
14.4 Both Kraft and Cadbury sell products to customers based in the European Union. The European Union Merger Regulation (Regulation 139 of 2004) requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide and European Union sales exceeding given thresholds. On 9 November 2009, Kraft filed a notification of the proposed combination with Cadbury with the European Commission. The European Commission had an initial period of 25 business days after receipt of the notification to issue its decision on the proposed acquisition. It has since been reported that the European Commission had extended this review period to a total of 35 business days, in light of remedies proposed by Kraft to address competition concerns identified by the European Commission. At the conclusion of this review period (due to expire on 6 January 2010), the Commission would be able to clear the combination subject to remedies (which may involve the divestiture of some of the assets of the combined company), or refer the transaction for an in-depth review (in which case the Offer will lapse in accordance with Rule 12 of the Takeover Code).

Reject Kraft’s Offer     15

Appendix 1 continued

Other competition filings
14.5 Both Kraft and Cadbury sell products in a number of other jurisdictions throughout the world, where antitrust filings or approvals may be required or advisable in connection with the Offer. Kraft has submitted various such filings in certain other jurisdictions and cannot therefore rule out the possibility that a foreign antitrust authority might require remedial undertakings as a condition of approval.
15. Consents
15.1 Goldman Sachs International has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context in which they appear and to the inclusion herein of the report on the Profit Forecast set out in Appendix 2.
15.2 Morgan Stanley & Co. Limited has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context in which they appear and to the inclusion herein of the report on the Profit Forecast set out in Appendix 2.
15.3 UBS Limited has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context in which they appear and to the inclusion herein of the report on the Profit Forecast set out in Appendix 2.
15.4 Deloitte LLP has given and not withdrawn its written consent to the inclusion herein of its report on the Profit Forecast set out in Appendix 2.
16. Documents available for inspection
16.1 Copies of the following documents will be available for inspection at the offices of Slaughter and May at One Bunhill Row, London EC1Y 8YY during normal business hours on any weekday (public holidays excepted) up to and including the end of the Offer Period:
(A)	this document;

(B)	the memorandum and articles of association of Cadbury;

(C)	the audited consolidated accounts of Cadbury Schweppes for the financial year ended 31 December 2007 and the audited consolidated accounts of Cadbury for the financial year ended 31 December 2008, and the half-yearly report of the Group for the six months ended 29 July 2009;

(D)	the service agreements and letters of appointment of the Directors referred to in paragraph 5 above;

(E)	the material contracts referred to in paragraph 8 above;

(F)	the letters giving the consents referred to in paragraph 15 above;
(G)	the reports of each of Deloitte LLP, Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Limited required under Rule 28.3 of the City Code in relation to the Profit Forecast (set out in Appendix 2 to this document), and the letters of each of Deloitte LLP, Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Limited consenting to the issue of their respective reports in the form and context in which such reports have been included in this document;

(H)	a full list of all dealings in Cadbury Shares by the Cadbury Schweppes Employee Trust from and including 7 September 2009 until the Latest Practicable Date;

(I)	a full list of all dealings in Kraft Shares by Goldman Sachs & Co., Goldman Sachs & Co. (as discretionary manager), Goldman Sachs Financial Markets, Goldman Sachs Bank AG (as discretionary manager) from and including 7 September 2009 until the Latest Practicable Date and a full list of the interests of Goldman Sachs & Co. which have been aggregated in this document; and

(J)	a full list of all dealings in Kraft Shares by UBS Financial Services Inc. from and including 7 September 2009 until the Latest Practicable Date;
16.2 A copy of this document is available free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, on Cadbury’s website at www.cadbury.com, and will continue to be available for so long as the Offer remains open for acceptances.

16     Reject Kraft’s Offer

appendix 2
Profit forecast

1. Introduction
1.1 The profit forecast comprises the statements made by the Company marked by an asterisk on pages 2, 7, 10 and 16 of the Defence Document and in the ‘sources and bases’ section of the Defence Document (the “Profit Forecast”).
1.2 As the Profit Forecast constitutes a profit forecast for the purposes of the City Code, the City Code requires that the Profit Forecast be reported on by Cadbury’s reporting accountants and financial advisers in accordance with Rule 28 of the Code. The Profit Forecast is for the full year to 31 December 2009. In accordance with Rule 28.8, your attention is drawn to the announcement issued by the Company on 29 July 2009 containing the unaudited results of Cadbury for the six month period ended 30 June 2009.
2. Bases and Assumptions
2.1 The Profit Forecast has been prepared on a basis consistent with the accounting policies that are expected to be used in the Group’s consolidated financial statements for the year ending 31 December 2009. These policies are consistent with those set out on pages 90 to 98 of the Group consolidated financial statements for the year ended 31 December 2008, as updated by note 1 of the Group’s interim results for the six months ended 30 June 2009.
2.2 The Profit Forecast is based on the actual results included in the unaudited management accounts for the ten months ended 31 October 2009 and a forecast for the two months ending 31 December 2009.
2.3 Except where otherwise stated, all percentages and comments on movements in revenue and margins relate to the Group’s continuing operations, are calculated using actual currency and exclude the impact of acquisitions and disposals. Underlying operating margin is calculated as underlying profit from operations as a percentage of revenue. EBITDA is calculated as underlying profit from operations adjusted to add back depreciation of property, plant and equipment and amortisation of software intangibles.
2.4 Except where otherwise stated, references to trading profit refer to underlying operating profit, and references to trading margin and margin refer to underlying operating margin.
2.5 It is assumed that there will be no material change in the rates of exchange, or inflation from those currently prevailing.
2.6 The Profit Forecast at constant currency has been compiled by applying the actual average exchange rates for 2008. The principal exchange rates used to translate overseas profits into sterling are:

Average 2008

US Dollar	1.85

Canadian Dollar	1.96

Australian Dollar	2.20

Euro	1.26

South African Rand	15.23

Mexican Peso	20.48

2.7 The Profit Forecast at actual currency has been compiled by applying an estimate of the actual average exchange rates for 2009. The principal exchange rates used to translate overseas profits into sterling are:

Estimated 2009

US Dollar	1.57

Canadian Dollar	1.78

Australian Dollar	1.99

Euro	1.12

South African Rand	13.10

Mexican Peso	21.14

2.8 The Profit Forecast has been prepared on the assumption that:
>	There will be no material acquisitions or disposals of businesses during the financial year ending 31 December 2009 other than those already reported.

>	There will be no material change in current levels of demand in the Group’s principal markets caused by significant changes in economic or other factors.

>	There will be no major disruptions to the business of the Group, its suppliers or customers due to natural disaster, terrorism, extreme weather conditions, industrial disruption, civil disturbance or government action.

>	There will be no change in legislation or regulatory requirements that will have a material impact on the Group’s operations.

>	There will be no material change in the present management or control of the Group or its existing operational strategy.

Reject Kraft’s Offer     17

Appendix 2 continued

Deloitte●
The Directors
Cadbury plc
Cadbury House
Uxbridge Business Park
Sanderson Road
Uxbridge
UB8 1DH
Goldman Sachs International
Peterborough Court
133 Fleet Street
London
EC4A 2BB
Morgan Stanley & Co. Limited
20 Bank Street
London
E14 4AD
UBS Limited
1 Finsbury Avenue
London
EC2M 2PP
14 December 2009
Dear Sirs
Deloitte LLP
Athene Place
66 Shoe Lane
London EC4A 3BQ
Tel: +44 (0) 20 7936 3000
Fax: +44 (0) 20 7583 1198
www.deloitte.co.uk

Cadbury plc (the “Company”)
We report on the profit forecast comprising the statements made by the Company marked by an asterisk on pages 2, 7, 10 and 16 and in the ‘sources and bases’ section of the offeree board circular issued by the Company dated 14 December 2009 (the “Circular”). Such profit forecast statements relate to underlying profit from operations, underlying operating margin, and underlying earnings before interest, tax, depreciation and amortisation (“EBITDA”) (as defined in Note 2.3 to Appendix 2 of the Circular) (all in actual currency) and growth in underlying operating margin (both in actual and constant currency) of the Company and its subsidiaries (together the “Group”) for the 12 months ending 31 December 2009 (the “Profit Forecast”). The material assumptions upon which the Profit Forecast is based are set out in Appendix 2 of the Circular. This report is required by Rule 28.3(b) of the City Code on Takeovers and Mergers issued by The Panel on Takeovers and Mergers (the “Takeover Code”) and is given for the purpose of complying with that rule and for no other purpose. Accordingly, we assume no responsibility in respect of this report to any person who is seeking or may in the future seek to acquire control of the Company (an “Offeror”) or to any other person connected to, or acting in concert with, an Offeror.
Responsibilities
It is the responsibility of the directors of the Company (the “Directors”) to prepare the Profit Forecast in accordance with the requirements of the Takeover Code.
It is our responsibility to form an opinion as required by the Takeover Code as to the proper compilation of the Profit Forecast and to report that opinion to you.
18     Reject Kraft’s Offer

Save for any responsibility under Rule 28.3(b) of the Takeover Code to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in accordance with this report or our statement, required by and given solely for the purposes of complying with Rule 28.4 of the Takeover Code, consenting to its inclusion in the Circular.
Basis of Preparation of the Profit Forecast
The Profit Forecast has been prepared on the basis stated in the Circular and is based on the unaudited management accounts for the ten months ended 31 October 2009 and a forecast for the two months to 31 December 2009. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.
Basis of opinion
We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material assumption made by the Directors appears to us to be unrealistic.
We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.
Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.
Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in jurisdictions outside the United Kingdom, including the United States of America, and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
Opinion
In our opinion, the Profit Forecast has been properly compiled on the basis of the assumptions made by the Directors and the basis of accounting used is consistent with the accounting policies of the Group.
Yours faithfully
Deloitte LLP
Chartered Accountants
Deloitte LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at 2 New Street Square, London EC4A 3BZ, United Kingdom. Deloitte LLP is the United Kingdom member firm of Deloitte Touche Tohmatsu (‘DTT’), a Swiss Verein, whose member firms are legally separate and independent entities. Please see www.deloitte.co.uk/about for a detailed description of the legal structure of DTT and its member firms.
Reject Kraft’s Offer     19

Appendix 2 continued

Goldman Sachs International	Morgan Stanley & Co. Limited	UBS Limited
Peterborough Court	20 Bank Street	1 Finsbury Avenue
133 Fleet Street	London	London
London	E14 4AD	EC2M 2PP
EC4A 2BB
Registered in England and	Registered in England and	Registered in England and
Wales No. 2263951	Wales No. 2164628	Wales No. 2035362

Authorised and regulated by	Authorised and regulated by	Authorised and regulated by
the Financial Services Authority	the Financial Services Authority	the Financial Services Authority

To:	The Board of Directors Cadbury plc Cadbury House Uxbridge Business Park Sanderson Road Uxbridge UB8 1DH
14 December 2009
Dear Sirs
REPORT ON THE PROFIT FORECAST OF CADBURY PLC (THE “COMPANY”)
We refer to the profit forecast comprising forecasts of underlying profit from operations, underlying operating margin, and underlying earnings before interest, tax, depreciation and amortisation (“EBITDA”) (as defined in Note 2.3 to Appendix 2 of the offeree board circular issued by the Company on 14 December 2009 (the “Circular”)) (all in actual currency) and growth in underlying operating margin (both in actual and constant currency) of the Company and its subsidiaries for the 12 months ending 31 December 2009 (the “Profit Forecast”), marked by an asterisk on pages 2, 7, 10 and 16 and in the ‘sources and bases’ section of the Circular. The material assumptions upon which the Profit Forecast is based are set out in Appendix 2 to the Circular.
We have discussed the Profit Forecast and the bases and assumptions on which it is made with you and with Deloitte LLP, the Company’s reporting accountants. We have also discussed the accounting policies and bases of calculation for the Profit Forecast with you and with Deloitte LLP. We have also considered Deloitte LLP’s letter of 14 December 2009 addressed to you and to us on these matters. We have relied upon the accuracy and completeness of all the financial and other information discussed with us and have assumed such accuracy and completeness for the purposes of providing this letter.
On the basis of the foregoing, we consider that the Profit Forecast, for which you, as directors of the Company are solely responsible, has been made with due care and consideration.
This letter is provided to you solely in connection with Rule 28.3(b) and Rule 28.4 of the City Code on Takeovers and Mergers and for no other purpose. No person other than the directors of the Company can rely on the contents of this letter and to the fullest extent permitted by law, we exclude all liability to any other person other than to you, the directors of the Company, in respect of this letter or the work undertaken in connection with this letter.
Yours faithfully,

Goldman Sachs International	Morgan Stanley & Co. Limited	UBS Limited
20     Reject Kraft’s Offer

definitions

The following definitions apply throughout this document, unless the context requires otherwise:

“£” or “GBP”	pounds sterling, the lawful currency of the UK;

“2014 notes”	has the meaning given in paragraph 8.1(C) of Appendix I;

“2018 notes”	has the meaning given in paragraph 8.1(C) of Appendix I;

“A$”	Australian dollars, the lawful currency of Australia;

“Advisers”	Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank;

“Act”	the Companies Act 2006;

“acting in concert”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 thereof;

“Affiliate”	means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) for purposes of this definition means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

“AIP”	the Annual Incentive Plan of Cadbury;

“Antitrust Division”	has the meaning given in paragraph 14.3 of Appendix I;

“Appendices”	Appendices 1 and 2 and the definitions section, circulated on 14 December 2009 in accordance with the City Code;

“associate”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 thereof;

“Australian Beverages Business”	has the meaning given in paragraph 8.1(D) of Appendix I;

“Banks”	other than in paragraph 8.1(B), has the meaning given in paragraph 12.1 of Appendix I;

“Board” or “Directors”	the board of directors of the Company, whose names appear in paragraph 5;

“bps”	basis points, each point representing 0.01 per cent;

“BRIC”	Brazil, Russia, India and China;

“BSRP”	for performance cycles 2008-2010 and earlier, the Cadbury Schweppes Bonus Share Retention Plan and for subsequent performance cycles the Cadbury plc 2008 Bonus Share Retention Plan;

“Cadbury” or “Company”	Cadbury plc, a company incorporated in England and Wales with registered number 06497379;

“Cadbury ADSs”	has the meaning given in paragraph 3 of Appendix I;

“Cadbury Finance”	Cadbury Schweppes Finance p.l.c., a company incorporated in England and Wales with registered number 00465012;

“Cadbury Holdings”	Cadbury Holdings Limited, a company incorporated in England and Wales with registered number 00052457;

“Cadbury Investments”	Cadbury Schweppes Investments plc, a company incorporated in England and Wales with registered number 01135043;

“Cadbury Schweppes”	Cadbury Schweppes plc, the previous name of Cadbury Holdings;

“Cadbury Shares”	has the meaning given in paragraph 3 of Appendix I;

“Camelot”	Camelot Group plc, a company incorporated in England and Wales with registered number 02822203;

“CDM”	Cadbury Dairy Milk;

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Definitions continued

“CEC”	means the Chief Executive’s Committee which consists of the following members: Amit Banati, Stefan Bomhard, Trevor Bond, Andrew Bonfield, James Cali, James Chambers, Antonio Fernandez, Marcos Grasso, Anand Kripalu, Lawrence MacDougall, David Macnair, Bharat Puri, Mark Reckitt, Ignasi Ricou, Chris Van Steenbergen, Todd Stitzer and Henry Udow;

“Circular” or “this document”	the Defence Document and the Appendices, circulated on 14 December 2009 in accordance with the City Code;

“City Code” or “Takeover Code”	the City Code on Takeovers and Mergers published by the United Kingdom’s Panel on Takeovers and Mergers from time to time;

“connected advisers”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 thereof;

“control”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 thereof;

“D.F. King”	has the meaning given in paragraph 12.2 of Appendix I;

“dealings” or “dealt”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 thereof;

“Defence Document”	the Circular other than the Appendices, circulated on 14 December 2009 in accordance with the City Code;

“Deloitte”	Deloitte LLP, a limited liability partnership;

“derivative”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 thereof;

“Director”	a director of Cadbury;

“disclosure period”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 thereof;

“DPS”	has the meaning given in paragraph 8.1(A) of Appendix I;

“DRIP”	Dividend Re-Investment Plan;

“EBITDA”	earnings before interest, tax, depreciation and amortisation;

“Executive Directors”	Todd Stitzer and Andrew Bonfield;

“Executive Officer”	means members of the CEC, other than those who are also Directors;

“Facility Agreement”	has the meaning given in paragraph 8.1(B) of Appendix I;

“Facility”	has the meaning given in paragraph 8.1(B)of Appendix I;

“free cash flow”	the amount of cash generated by the business after meeting its obligations for interest, tax and capital investment;

“FTC”	has the meaning given in paragraph 14.3 of Appendix I;

“Goldman Sachs International”	Goldman Sachs International Limited, a company incorporated in England and Wales with company number 02263951;

“Group”	Cadbury and each of its subsidiary companies;

“HSR Act”	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“interested in”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 thereof;

“IPO”	initial public offering;

“ISAP”	for awards before 2 May 2008, the Cadbury Schweppes International Share Award Plan and for awards after 2 May 2008 the Cadbury plc 2008 International Share Award Plan;

“Kraft Shares”	shares of Class A common stock of no par value in the capital of Kraft;

“Kraft”	Kraft Foods Inc., a corporation incorporated in the Commonwealth of Virginia;

“Latest Practicable Date”	close of business on 9 December 2009, being the latest practicable date prior to publication of this document;

“LTIP”	for performance cycles 2008-2010 and earlier, the Cadbury Schweppes Long Term Incentive Plan 2004 and for subsequent performance cycles the Cadbury plc 2008 Long Term Incentive Plan;

“Morgan Stanley & Co. Limited”	Morgan Stanley & Co. Limited, a company incorporated in England and Wales with registered number 02164628;

“Non-Executive Directors”	all of the Directors who are not the Executive Directors;

“NYSE”	the New York Stock Exchange operated by NYSE Euronext;

“Obligors”	has the meaning given in paragraph 8.1(B) of Appendix I;

22     Reject Kraft’s Offer

“Offer”	the offer made by Kraft for all the issued and to be issued share capital of Cadbury pursuant to the terms set out in the Offer Documents;

“Offer Document”	the offer document published by Kraft on 4 December 2009 setting out the terms of the Offer, and available at www.transactioninfo.com/kraftfoods;

“Offer Documents”	the Offer Document and the US Offer Document;

“Offer Period”	the period commencing on (and including) 7 September 2009 and ending on whichever of the following dates shall be the latest:
(i) 1:00 p.m. (London time) on 5 January 2010; (ii) the date on which the Offer lapses; and (iii) the date on which the Offer becomes or is declared wholly unconditional in accordance with its terms;

“paragraph 1 associate”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 thereof;

“Panel”	the Panel on Takeovers and Mergers;

“PEP”	the Cadbury Adams Holdings LLC Pension Equalization Plan;

“Premerger Notification and Report Forms”	has the meaning given in paragraph 14.3 of Appendix I;

“Profit Forecast”	has the meaning given in paragraph 1.1 of Appendix 2;

“R&D”	research and development;

“relevant securities”	for the purpose of paragraph 6 of Appendix I has the meaning given in paragraph 6.1 of Appendix I;

“Remuneration Committee”	the remuneration committee of the Board from time to time;

“Restricted Jurisdiction”	any jurisdiction where the release, publication or distribution of this document would constitute the violation of the securities laws of such jurisdiction;

“ROIC”	return on invested capital — a key performance indicator and part of Cadbury’s performance scorecard;

“SAYE Plan”	for options granted before 2 May 2008, the Cadbury Schweppes Savings Related Share Option Scheme 1982 and the Cadbury Schweppes International Savings Related Share Option Scheme 1998 and for options granted after 2 May 2008, the Cadbury plc 2008 Savings Related Share Option Scheme and the Cadbury plc 2008 US Employees Share Option Plan;

“SDA”	has the meaning given in paragraph 8.1(A) of Appendix I;

“SEC”	the United States Securities and Exchange Commission, the government agency having primary responsibility for enforcing federal securities laws in the United States;

“Second Request”	has the meaning given in paragraph 15.3 of Appendix I;

“SERP”	the Cadbury Adams Holdings LLC Supplemental Executive Retirement Plan;

“SG&A”	sales, general and administration (typically used to describe part of Cadbury’s cost base);

“Share Incentive Plan” or “SIP”	the Choices Share Incentive Plan;

“Share Option Plan”	the Cadbury Schweppes Share Option Plan 1994, the Cadbury Schweppes Share Option Plan 2004 and the Cadbury Schweppes (New Issue) Share Option Plan 2004;

“Shareholder”	a holder of Cadbury Shares;

“SPA”	has the meaning given in paragraph 8.1(D) of Appendix I;

“subsidiary”	has the meaning given in section 1159 of the Act;

“trading margin”	the ratio of profit from operations to revenue;

“Trust”	the Executive Retirement Plan;

“UBS Limited” or “UBS Investment Bank”	UBS Limited, a company incorporated in England and Wales with registered number 02035362;

“Unite”	Unite the Union, a trade union;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“US Employees Share Option Plan”	the Cadbury Schweppes plc US Employees Share Option Plan 2005;

“US Offer Document”	the offer to exchange contained in a registration statement on Form S-4 filed by Kraft with the SEC on 4 December 2009 and available on the SEC’s website at www.sec.gov.

“US$” or “USD”	United States dollars, the lawful currency of the US;

“US”	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia; and

“Vision into Action”	A framework for defining and communicating vision and strategy.

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24     Reject Kraft’s Offer

higher performance, higher value

Reject Kraft's offer

For further assistance call the Shareholder Helpline:

> UK and European Investors (toll free) on

00800 5464 5464

> US retail investors (toll free) on

1 (800) 859 8508

> Worldwide investors on

+1 (718) 439 2246

You should be aware that the Shareholder Helpline cannot provide any financial, legal or taxation advice in connection with the Offer nor any advice on the merits of the Offer.

Cadbury plc
Cadbury House, Uxbridge Business Park,
Sanderson Road, Uxbridge UB8 1DH
Registered in England No. 6497379
For further assistance call the Shareholder Helpline:
UK and European Investors (toll free) on 00800 5464 5464
US retail investors (toll free) on 1 (800) 859 8508
Worldwide investors on +1 (718) 439 2246